UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 7, 2013

2013 Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2013 Annual Meeting of Stockholders of National Fuel Gas Company:

Management Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Ratification of Auditor	FOR	Page 63
3. Advisory Approval of Executive Compensation	FOR	Page 64

Annual Meeting of Stockholders

➢ Time and Date	March 7, 2013 at 9:30 a.m. local time

➢ Location	The Ritz-Carlton, Naples 280 Vanderbilt Beach Road Naples, FL 34108

➢ Record Date	January 7, 2013

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 6, 2013. For employee benefit plans votes must be received by March 4, 2013.

Overview of Business Performance and Long-Term Strategic Initiatives

In 2012, the Company’s Board of Directors and executives continued to focus on long-term shareholder value. Fiscal year financial results were impacted by the twin headwinds of decades-low natural gas prices affecting several major subsidiaries and the warmest winter on record in the Company’s natural gas utility service territory. However, increased crude oil and natural gas production, along with improvement in the Company’s midstream businesses as a result of significant capital investments in prior years helped to mitigate the impact of these forces. Long-term planning across our diversified business model has been, and will continue to be, a key contributing factor to the Company’s ability to weather short-term trends and circumstances, while steadily capitalizing on opportunities for continued success.

2012 Financial and Operating Highlights:

•

Dividend: In June, the Company’s annual dividend rate was increased by 2.8% to $1.46 per share, marking the 42nd year of consecutive dividend increases and 110th year of uninterrupted dividend payments.

•

Production: Seneca Resources Corporation (“Seneca”), the Company’s exploration and production subsidiary, increased its total natural gas and crude oil production to 83.4 billion cubic feet equivalent (“Bcfe”) (of natural gas), or 23% compared to the prior year.

i

•

Natural Gas & Crude Oil Reserves: At the end of fiscal 2012, Seneca increased its proved reserves of natural gas and crude oil to 1.246 trillion cubic feet equivalent (“Tcfe”), an improvement of 33% from the prior year.

•

Pipeline Projects: In the Pipeline & Storage segment, net income increased by $29.0 million, or 92%, largely as a result of the completion of two major pipeline expansion projects, the Tioga County Extension Project (designed to move Marcellus Shale production to Canada and the Northeast United States) and the Line N 2011 expansion (designed to transport Marcellus Shale production to major domestic markets), as well as a new rate case settlement.

•

Performance: Total shareholder return (“TSR”) for the five-year period ended September 30, 2012 was 33% versus the 34% median of our 2012 Hay peer group, putting our performance in line with that of our selected peers.

2012 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives and projects that may take several years from business planning through completion. The results of this focus include:

•

Pipeline Expansion: In the Pipeline & Storage segment, we commenced construction on two new major pipeline expansions, the Northern Access Expansion and the Line N 2012 Expansion. Both of these projects went into service in the first quarter of fiscal 2013. These projects, combined with the phase-in of previously completed projects, are expected to add more than $20 million in revenue to the Pipeline & Storage segment in fiscal 2013.

•

Acreage Evaluation: Seneca continued to delineate its 775,000 net acres prospective for the Marcellus Shale, while also drilling its first two horizontal evaluation wells in areas that are prospective for the emerging Utica Shale.

•

New Crude Oil Opportunities: Seneca acquired a modest acreage position in the emerging Mississippian Lime field in Kansas and negotiated a farm-in agreement in an oil field near its existing California assets.

•

Developing New Pipeline Routes: National Fuel Gas Supply Corporation (“Supply”), Empire Pipeline, Inc. (“Empire”), and National Fuel Gas Midstream Corporation (“Midstream”) continue to aggressively pursue opportunities to expand their pipeline infrastructure to serve the rapid growth in volumes of natural gas and natural gas liquids being produced from the Marcellus and Utica shales in Appalachia.

Proposal 1 — Nominees for Election as Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS

David C. Carroll — Age 56 — Independent Director since June 2012

Principal Occupation: President and CEO of Gas Technology Institute (GTI)

Expertise: Leadership, Industry

Committee Memberships: Nominating/Corporate Governance

As a highly respected, nationally recognized leader with a multi-faceted knowledge of the natural gas industry, Mr. Carroll brings both industry and leadership experience to the Board. His technical expertise on unconventional gas production, transmission and distribution pipeline integrity, and end-use technologies is directly relevant to the Company’s business operations. In addition, Mr. Carroll’s involvement in both the domestic and international natural gas communities provides the Board with a broad perspective on emerging issues.

Craig G. Matthews — Age 69 — Independent Director since 2005

Principal Occupation: Former President, Chief Executive Officer and Director of NUI Corporation and Former Vice Chairman, Chief Operating Officer and Director of Keyspan Corporation

Expertise: Leadership, Industry, Financial Expert

Committee Memberships: Audit (Chair), Executive

Mr. Matthews’ substantial background in the energy industry, having acquired executive, managerial and financial experience with KeySpan and NUI Corporation over 37 years, particularly in applying accounting principles and financial strategy to issues affecting energy companies, make him highly qualified to serve as Chairman of the Company’s Audit Committee. Mr. Matthews qualifies as an “audit committee financial expert” under the Securities and Exchange Commission Rules. During his career, Mr. Matthews has held responsibilities in the areas of marketing, information systems, engineering, finance, and strategic planning functions.

David F. Smith — Age 59 — Director since 2007

Principal Occupation: Chairman of the Board and Chief Executive Officer of National Fuel Gas Company Expertise: Leadership, Industry, Regional

Committee Memberships: Executive (Chair)

Mr. Smith has been employed by the Company since 1978 and during his tenure has served as President of the Company’s Pipeline & Storage and Utility subsidiaries, as well as Chairman of Seneca. He has a long history of active participation in industry groups that tackle many of the most important issues facing our industry. These experiences provide the strong foundation for his role as the strategic leader of the Company. Also, Mr. Smith has deep ties to Western New York, the location of the Company’s headquarters and a number of its significant business operations.

For full details, please see pages 4 to 6

Proposal 2 — Ratification of Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT

As a matter of good governance, it is important that stockholders vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2013.

For full details, please see page 63

Addressing the 2012 Advisory Approval of Executive Compensation and Stockholder Feedback

The 2012 Say-on-Pay advisory vote yielded a result of 73% of votes cast in support of the compensation of the Company’s named executive officers. To be proactive in our stockholder engagement, members of Company management held meetings during the summer of 2012 with some of the Company’s largest stockholders to obtain feedback on our compensation program, among other topics. This engagement, representing more than 20% of our shares outstanding as of September 30, 2012, facilitated important dialogue in which we gathered various viewpoints.

While 2012 compensation for executives was set prior to the 2012 advisory vote and stockholder engagement efforts, it is important to note that the Compensation Committee of the Company’s Board of Directors has incorporated stockholder feedback in its setting of fiscal 2013 compensation. Specifically, on December 19, 2012, the Compensation Committee granted restricted stock units subject to a performance condition under the Company’s 2010 Equity Compensation Plan to the named executive officers. The Committee’s action represents a change from its practice in prior fiscal years including fiscal 2012 where the Committee utilized a cash based program for a portion of long-term incentive compensation. The compensation program will be subject to further review and possible amendment in fiscal 2013.

Management and the Board consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue to build upon these efforts in fiscal 2013.

Peer Selection Continually Evolves

For the purpose of benchmarking 2012 performance and establishing 2013 compensation, the Compensation Committee exercised its business judgment, with the advice of independent compensation consultant The Hay Group to modify the peer group listed in the Compensation Discussion and Analysis (“CD&A”) of this Proxy as set forth below. Specifically, Ultra Petroleum Corporation was added in place of Southern Union Company due to Southern Union’s acquisition by another entity in 2012. The Committee believes that Ultra Petroleum Corporation is an appropriate addition to the peer group due to its exploration and production operations in the Marcellus Shale and the Company’s continuing focus on its own Marcellus Shale assets.

	Hay Group — 2012 Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Quicksilver Resources, Inc.	X
11	Range Resources Corporation	X
~~12~~	~~Southern Union Company~~		~~X~~	~~X~~
12	Southwest Gas Corporation		X
13	St. Mary Land & Exploration Company	X
14	UGI Corporation		X
15	Ultra Petroleum Corporation	X
16	Whiting Petroleum Corporation	X
	TOTAL	10	10	7

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of shareholder value

➢

Tie a significant portion of executive compensation to long-term total shareholder returns by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s Common Stock

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company

v

Elements of Compensation

Executive compensation for fiscal 2012 was set early in the fiscal year, prior to the voting results at the 2012 Annual Meeting of Stockholders held in March of 2012. After meeting with many of our largest stockholders during the summer of 2012 and obtaining valuable feedback, the long-term incentive component of the compensation program has been amended to change the cash incentive to an equity incentive. The compensation program will be subject to further review and possible amendment in fiscal 2013. The Company intends to continue to maintain a dialogue with its stockholders on compensation.

The main elements of the 2012 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years

➢

Long-Term Performance Incentives (Equity & Cash) — Intends to focus the attention of executives on delivering long-term shareholder value and maintaining a significant personal investment in the Company through stock ownership

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”

➢	Executive officers and other officers are required to meet stock ownership guidelines that range from one to four times base salary

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval

➢	The Committee has engaged two independent compensation consultants to assist in setting compensation

➢	All change-in-control agreements are double triggered

2012 Named Executive Officer Compensation

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our named executive officers in fiscal 2012 from the compensation that was actually paid or is expected to be paid to them for fiscal 2012 performance. We have provided an additional compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2012 Summary Compensation Table. This “Awarded” Pay table is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive * ($)	Stock Awards ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2012	880,000	1,073,160	1,178,800	550,900	448,008	151,211	4,282,079
Chairman and Chief Executive Officer of the Company	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
	2010	772,500	1,317,499	1,010,880	0	1,507,675	159,235	4,767,789

David P. Bauer	2012	293,750	215,000	67,360	68,863	56,001	23,728	724,702
Treasurer and Principal Financial Officer of the Company	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
	2010	223,413	140,000	46,656	0	48,246	15,395	473,710

Ronald J. Tanski	2012	681,000	640,140	673,600	344,313	280,005	96,124	2,715,182
President and Chief Operating Officer of the Company	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064
	2010	601,250	877,104	604,800	0	844,298	105,304	3,032,756

Matthew D. Cabell	2012	573,750	445,402	505,200	309,881	252,005	58,412	2,144,650
President of Seneca Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115
	2010	503,750	623,617	388,800	0	663,377	52,538	2,232,082

Anna Marie Cellino	2012	482,250	585,861	378,900	206,588	168,003	79,695	1,901,297
President of National Fuel Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036
	2010	430,000	552,034	172,800	0	422,149	74,398	1,651,381

*

For fiscal year 2012, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2012. See footnote 3 to the Summary Compensation Table for more information.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2011 total direct compensation for the Company’s CEO against that of CEOs in our 2012 Hay peer group. Like the Company’s five-year TSR performance, discussed above, the Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2011 is the most recent complete fiscal year for which proxy statement data is available. 2012 compensation may not yet be accurately compared to peers because 2012 proxy statement data for those peers is not yet available.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2011

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$2,338	$3,114,877	$4,078,477
Atmos Energy Corp.	President & CEO	$4,348	$2,948,266	$2,953,602
Cabot Oil & Gas Corp.	Chairman, President & CEO	$980	$6,266,435	$5,283,102
Energen Corp.	Chairman, President & CEO	$1,483	$3,603,730	$3,379,766
EQT Corp.	Chairman, President & CEO	$1,640	$6,167,343	$4,752,343
MDU Resources Group Inc	President & CEO	$4,050	$2,789,068	$2,584,318
New Jersey Resources Corp.	Chairman, President & CEO	$3,009	$2,929,082	$2,798,536
Northwest Natural Gas Co.	President & CEO	$849	$1,404,063	$1,416,605
Questar Corp.	President & CEO	$1,194	$2,998,629	$2,597,634
Quicksilver Resources Inc	President & CEO	$944	$4,457,045	$4,692,507
Range Resources Corp.	Chairman & CEO	$1,214	$7,836,123	$7,045,508
SM Energy Co	President & CEO	$1,383	$5,192,950	$4,843,592
Southwest Gas Corp.	CEO	$1,887	$2,076,763	$2,000,863
UGI Corp.	Chairman & CEO	$6,091	$6,280,268	$6,416,941
Ultra Petroleum Corp.	Chairman, President & CEO	$1,315	$5,731,250	$4,893,750
Whiting Petroleum Corp.	Chairman & CEO	$1,883	$6,706,117	$5,612,291
Summary Statistics
75th Percentile		$2,506	$6,192,116	$4,991,088
Average		$2,163	$4,406,376	$4,084,365
Median		$1,562	$4,030,388	$4,385,492
25th Percentile		$1,209	$2,943,470	$2,748,311
National Fuel Gas Company	Chairman & CEO	$1,779	$4,230,647	$3,608,572
Percentile Rank		57%	52%	42%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2012 Hay Group. All rights reserved

Changes to the 2013 Compensation Program Based on Stockholder Feedback

The following are changes that were implemented for 2013 based on comments received while engaging stockholders for feedback on the Company’s compensation program:

➢    Shift of long term incentive from a combination of cash and equity to solely equity

➢    Multiple types of equity awards

➢    Performance conditions associated with certain types of equity awards

Proposal 3 – Advisory Approval of Executive Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.

From a near-term perspective, fiscal 2012 was a difficult year given decades-low natural gas prices and the warmest winter on record, which most significantly impacted the performance of our Exploration and Production segment. Our one-year TSR was 14.21% at the 38th percentile of our 2012 Hay peer group. Our CEO’s annual short-term cash incentive decreased by 26% from the prior fiscal year, reflecting the impact of these factors on his Consolidated Earnings Per Share goal, Production Volume goal, and Marcellus Shale Production goal. Similarly, the annual short-term cash incentive of our President and Chief Operating Officer and the President of our Exploration and Production subsidiary decreased by 21% and 34%, respectively, from the prior fiscal year. For all named executive officers the annual bonus amount decreased by approximately 20% in the aggregate. It is not possible to benchmark 2012 compensation against the peer group because 81% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2012 compensation until months after this proxy statement is filed.

From a long-term perspective, fiscal 2012 was a year of continued focus on long-range planning and completion of capital intensive projects that we believe will pay dividends for years to come.

The Board recommends a vote FOR the advisory approval of executive compensation because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

See the summary above for additional detail. For complete information on this proposal, please refer to page 64 and following.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 18, 2013

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 7, 2013, at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida, 34108. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are either by telephone or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone or by Internet. The absence of voting instruction results in what is called a “broker non-vote” on those proposals. Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone or the Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares either by telephone or the Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the first page of this proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

David F. Smith

Chairman of the Board of Directors and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 7, 2013

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 7, 2013 at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida, 34108. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)	the election of three directors to hold office for three-year terms as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013;

(3)	advisory approval of executive compensation;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 7, 2013, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 18, 2013

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 7, 2013

The proxy statement and summary annual report to security holders and financial statements are available at

proxy.nationalfuelgas.com

YOUR VOTE IS IMPORTANT

Please vote by telephone or Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares either by telephone or the Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (the “Company”) common stock (the “Common Stock”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 7, 2013, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 18, 2013.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $12,500 plus reasonable out-of-pocket expenses.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 7, 2013, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 83,488,654 shares of Common Stock were issued and outstanding. The holders of 41,744,328 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. To be represented by proxy, a stockholder can return a signed proxy card or use the telephone or Internet voting procedures. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may nonetheless vote your shares on “routine” matters such as Proposal 2 — Ratification of Independent Auditor. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors and Proposal 3 — Advisory Approval of Executive Compensation. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. Please make your voice heard by voting your shares on these important matters.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will have no effect on the outcome of the votes.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Paula M. Ciprich, General Counsel and Secretary of the Company, at the address noted below, by voting a subsequent proxy by Internet or phone, or by filing written revocation at the meeting with Ms. Ciprich, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee” for the Plans), as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR Proposals 1, 2 and 3. Participants in the Plan(s) may also provide those voting instructions by telephone or the Internet. Those instructions may be revoked by re-voting or by written notice to Vanguard Fiduciary Trust Company on or before March 4, 2013 in care of the following address:

To:    Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-800-542-1061. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2012 (“fiscal 2012”). Also enclosed are the financial statements for fiscal 2012. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The nominees for the three directorships are: Mr. David C. Carroll, Mr. Craig G. Matthews, and Mr. David F. Smith. Messrs. Carroll, Matthews and Smith are currently directors of the Company.

The services of Mr. Richard G. Reiten conclude at the 2013 Annual Meeting, in accordance with the provisions of the Company’s Corporate Governance Guidelines on Director Age. Mr. Reiten has been a director since 2004. The Board is deeply appreciative of his industry insight and his many valuable contributions to the Company over that time.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) As well, the Company’s Restated Certificate of Incorporation provides that any elected director shall hold office until their successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. Accordingly, Messrs. Carroll, Matthews, and Smith have been nominated for terms of three years and until their respective successors shall be elected and shall qualify.

It is intended that the Proxies will vote for the election of Messrs. Carroll, Matthews, and Smith as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Messrs. Carroll, Matthews, and Smith have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

Refer to the following pages for information concerning the three nominees for director, as well as concerning the six incumbent directors of the Company whose current terms will continue after the Annual Meeting, including information with respect to their principal occupations and certain other positions held by them.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2016

David C. Carroll has been President and CEO of Gas Technology Institute (“GTI”) since 2006. He joined GTI in 2001 as Vice President of Business Development. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. Mr. Carroll has served on the board of Versa Power Systems, Inc. since 2006. He is a member of the Society of Gas Lighting, and the Executives’ Club of Chicago. He is also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquified Natural Gas in Houston (2013) and will become President of the International Gas Union as the United States prepares to host the 2018 World Gas Conference in Washington, D.C. Mr. Carroll earned a B.S. in Chemical Engineering from the University of Pittsburgh, an MBA from Lehigh University, and has completed the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Carroll, 56, has served as an independent director for the Company since June 2012.

As a highly respected, nationally recognized leader with a multi-faceted knowledge of the natural gas industry, Mr. Carroll brings both industry and leadership experience to the Board. His technical expertise on unconventional gas production, transmission and distribution pipeline integrity, and end-use technologies is directly relevant to the Company’s business operations. In addition, Mr. Carroll’s involvement in both the domestic and international natural gas communities provides the Board with a broad perspective on emerging issues.

Craig G. Matthews was President, Chief Executive Officer and Director of NUI Corporation, a diversified energy company acquired by AGL Resources Inc. on November 30, 2004, from February 2004 to December 2004. In addition, he was Vice Chairman, Chief Operating Officer and Director of KeySpan Corporation (“KeySpan”, previously Brooklyn Union Gas Co.), a natural gas utility company, from March 2001 to March 2002, and held various positions over a 36 year career at KeySpan, including Executive Vice President, and Chief Financial Officer. He was also a Director of KeySpan as well as its exploration and production subsidiary Houston Natural Gas Co. He has been a Director of Hess Corporation (formerly Amerada Hess Corporation) since 2002, and a Board member of Republic Financial Corporation since May 2007. Mr. Matthews is a Member and Former Chairman of the Board of Trustees, Polytechnic Institute of New York University, and is a member of the National Advisory Board for the Salvation Army as well as the founding Chairman of the New Jersey Salvation Army Board. He received his B.S. in Civil Engineering from Rutgers in 1965, and completed his M.S. in Industrial Management at Brooklyn Polytechnic University. He also holds a Doctor of Engineering (Honorary) from NYU/POLY received in 2009. Mr. Matthews, 69, has been a Company director since 2005.

Mr. Matthews’ substantial background in the energy industry, including executive, managerial and financial experience with KeySpan and NUI Corporation over 37 years, and particularly his experience in applying accounting principles and developing financial strategy at energy companies, make him highly qualified for his service as Chairman of the Company’s Audit Committee. As more fully described in the Audit Committee discussion on page 10, Mr. Matthews qualifies as an “audit committee financial expert” under the Securities and Exchange Commission Rules. During his career, Mr. Matthews has had responsibilities in the areas of marketing, information systems, engineering, finance, and strategic planning.

David F. Smith has been Chairman of the Board of the Company since March 11, 2010, and Chief Executive Officer of the Company since February 2008. Mr. Smith has been Chairman of National Fuel Gas Distribution Corporation (1), and National Fuel Gas Supply Corporation (1) since March of 2008, and Chairman of Empire Pipeline, Inc. (1) and Seneca Resources Corporation (1) since April 2008. He was previously President of the Company from February 2006 to June 2010 and Vice President from April 2005 to February 2006, President from April 2005 to July 2008 and Senior Vice President from June 2000 to April 2005 of National Fuel Gas Supply Corporation (1), and President from July 1999 to April 2005 and Senior Vice President from January 1993 to July 1999 of National Fuel Gas Distribution Corporation (1). Mr. Smith was also President of Empire State Pipeline (1) from April 2005 through July 2008, and President or Chairman of various non-regulated subsidiaries of the Company. He is a Board member of the American Gas Association (“AGA”) (Executive Committee), American Gas Foundation, Gas Technology Institute (Executive Committee), the Business Council of New York State (Chairman and member of the Executive Committee), the Buffalo Niagara Enterprise (immediate past Chairman and member of the Executive Committee), the State University of New York at Buffalo Law School Dean’s Advisory Council and The Buffalo Sabres Foundation. Mr. Smith holds a Bachelor of Arts in Political Science from the State University of New York at Fredonia, as well as a Juris Doctorate from the State University of New York at Buffalo School of Law. Mr. Smith, 59, has been a Company director since 2007.

Mr. Smith has been employed by the Company since 1978, and during his tenure has served as President of the Company’s pipeline and storage, and utility subsidiaries, and Chairman of Seneca Resources Corporation. He has a long and active participation in industry groups that tackle important

(1)	Wholly-owned subsidiary of the Company

issues facing our industry. These experiences provide the foundation for his role as the strategic leader of the Company. Also, Mr. Smith has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business operations.

Directors Whose Terms Expire in 2014

Robert T. Brady is the Executive Chairman of Moog Inc. (“Moog”), a worldwide designer, manufacturer and integrator of precision control components and systems. Mr. Brady was Chief Executive Officer of Moog from 1988 to December 1, 2011 and he has been a Moog Board member since 1984. He was President of Moog from 1988 until December 2010. He is also a Director of Astronics Corporation and M&T Bank Corporation and was a director of Seneca Foods Corporation until August 2011. Mr. Brady was named to the UB Council (State University of New York at Buffalo) in January of 2008, is a member of the Governor’s Regional Economic Development Council of Western New York and is also a member of the Board of the Buffalo Niagara Partnership. Mr. Brady holds a B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard University School of Business Administration. He also served as an officer in the U.S. Navy. He is the Lead Independent Director of the Company’s Board of Directors and, as such, chairs the regular executive sessions of non-management directors. He is also the designated contact for stockholders and other interested parties to communicate with the non-management directors on the Board. Mr. Brady, 72, has been a Company director since 1995.

Mr. Brady brings to the Board strong business and leadership insight from his experience at a publicly-traded company, having been with Moog since 1966 in positions that have encompassed finance, production and operations management, and also from having served as an officer in the U.S. Navy. He is the Company’s only independent director who is currently an executive at a publicly-traded company, which brings a unique and important perspective to the Board.

Rolland E. Kidder was the founder of Kidder Exploration, Inc., an independent Appalachian oil and gas company, and was Chairman and President from 1984 to 1994. Mr. Kidder is also a former Director of the Independent Oil and Gas Association of New York and the Pennsylvania Natural Gas Association — both Appalachian-based energy associations. He was a Trustee of the New York Power Authority from 1982 to 1993, an investment advisor for P.B. Sullivan & Co., Inc. from 1994 to 2001 and Executive Director of the Robert H. Jackson Center, Inc., in Jamestown, New York, from 2002 to 2006. Mr. Kidder holds a B.A. from Houghton College, and a Juris Doctorate from the State University of New York at Buffalo School of Law. Mr. Kidder, 72, has been a Company director since 2002.

As the founder and former president of an Appalachian producer, Mr. Kidder brings to the Board his knowledge and experience of the exploration and production business in Appalachia. His past directorships of both Pennsylvania and New York based independent producer associations also contribute to that industry knowledge. Mr. Kidder has worked and lives in a small town, in a rural area of the Company’s utility service territory. His local knowledge helps the Board understand the perspective of the Company’s retail utility customers and the Company’s retail stockholders, many of whom are also utility customers and who represent a significant portion of the Company’s stockholder ownership.

Frederic V. Salerno is a director of GGCP, Inc., a company controlled by Mario Gabelli and one of several affiliated investment management entities that hold, in the aggregate, a significant stake in the Company. Since 2006, Mr. Salerno has also served as Senior Advisor to New Mountain Capital, L.L.C., an investment manager (“New Mountain”). Mr. Salerno retired as Vice Chairman and Chief Financial Officer of Verizon, Inc. (“Verizon”) in September 2002 after more than 37 years in the telecommunications industry. He was Senior Vice Chairman and Chief Financial Officer of Verizon prior to the Bell Atlantic/GTE merger, which created Verizon. Mr. Salerno joined New York Telephone in 1965, became Vice President in 1983 and was appointed President and Chief Executive Officer in 1987 (NY Telephone became Bell Atlantic in 1997). He also served as President, and currently serves as Trustee, of the Inner City Scholarship Fund. In addition, he was Chairman of the Board of Trustees of the State University of New York from 1990 to 1996. Mr. Salerno is a Director of Akamai Technologies, Inc., Intercontinental

Exchange, Inc., Viacom, Inc., and CBS Corporation and was a Director of Bear Stearns & Co., Inc., from 1993 to 2008, Consolidated Edison, Inc. from 2002 to 2006, and was Chairman of the Board of Orion Power Holdings from 2000 to 2002. Mr. Salerno holds a B.S. in Engineering from Manhattan College and an M.B.A. from Adelphi University. Mr. Salerno, 69, has been a Company director since 2008.

Mr. Salerno was nominated and elected to the Board in 2008 pursuant to a now-expired agreement with New Mountain, which at that time held a significant ownership position in your Company. The Board chose to nominate Mr. Salerno for another term although it was under no obligation to do so. Mr. Salerno provides to the Board a particular perspective of an institutional stockholder. As the former Chief Financial Officer of Verizon and Bell Atlantic, Mr. Salerno brings extensive financial expertise to the Board. Further, Mr. Salerno’s years of experience in the telecommunications industry provide the Board with an additional perspective from a regulated business outside the natural gas industry. In addition, Mr. Salerno’s experience serving on boards for a variety of major public companies provides the Company with a perspective from other industries.

Directors Whose Terms Expire in 2015

Philip C. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March, 2010, President of the Company from July 1999 to February 2006, Senior Vice President of the Company from June 1989 to July 1999 and Vice President of the Company from 1980 to June 1989. He was also President of National Fuel Gas Distribution Corporation (1) from October 1995 to July 1999 and Executive Vice President from June 1989 to October 1995, Executive Vice President of National Fuel Gas Supply Corporation (1) from October 1994 to March 2002, President of Seneca Resources Corporation (1) from June 1989 to October 1996, President of Horizon Energy Development, Inc. (1) from September 1995 to March 2008 and President of certain other non-regulated subsidiaries of the Company from prior to 1992 to March 2008. Mr. Ackerman is also currently a Director of Associated Electric and Gas Insurance Services Limited. Mr. Ackerman holds a B.S. in Accounting from the State University of New York at Buffalo and a Juris Doctorate from Harvard University. Mr. Ackerman, 69, has been a Company director since 1994.

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President of all of the Company’s major subsidiaries, enables him to provide the Board with an in-depth perspective on the Company. During his tenure with the Company, National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Also, Mr. Ackerman has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business operations.

R. Don Cash has been Chairman Emeritus since May 2003, and a Board Director since May 1978, of Questar Corporation (“Questar”), an integrated natural gas company headquartered in Salt Lake City, Utah. He was Chairman of Questar from May 1985 to May 2003, Chief Executive Officer of Questar from May 1984 to May 2002 and President of Questar from May 1984 to February 1, 2001. Mr. Cash has been a Director of Zions Bancorporation since 1982, a Director of Associated Electric and Gas Insurance Services Limited since 1993 and is a Director of the Ranching Heritage Association. He was a Director of TODCO (The Offshore Drilling Company) from May 2004 to July 2007 and a former Trustee, until September 2002, of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002. Mr. Cash holds a degree in Engineering from Texas Tech University. Mr. Cash, 70, has been a Company director since 2003.

Because of his nearly 18 years of experience at the helm of Questar Corporation and over 30 years of directorship experience on multiple oil and gas industry-related boards, Mr. Cash provides a broad perspective on the issues facing the Company. In particular, Mr. Cash’s depth of experience with Questar (a company which at the time had utility, pipeline and storage and exploration and production businesses) uniquely positions him to provide valuable insights and to inform Board discussions.

(1)	Wholly-owned subsidiary of the Company

Stephen E. Ewing was Vice Chairman of DTE Energy (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are Detroit Edison, the nation’s 7th largest electric utility, and Michigan Consolidated Gas Co. (“MichCon”), the nation’s 10th largest natural gas local distribution company. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary (DTE Gas Resources) with operations in the Antrim and Barnett Shale. He was also at various times Group President, Gas Division, DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. Mr. Ewing has been a Director of CMS Energy since July 2009. He was also Chairman of the Board of Directors of the AGA for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is currently a Trustee and immediate past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, Chairman of the Auto Club of Michigan and Vice Chairman of the Board of the Auto Club Group (AAA). Mr. Ewing holds a B.A. from DePauw University and an MBA from Michigan State University, and completed the Harvard Advanced Management Program. Mr. Ewing, 68, has been a Company director since 2007.

Mr. Ewing’s extensive executive management experience at energy companies with regulated businesses similar to those with the Company provides the Board with a valuable perspective on the Company’s regulated operations. Also, his responsibility for DTE’s exploration and production subsidiary, with operations in the Antrim and Barnett Shale, enables Mr. Ewing to provide knowledgeable insights with regard to the Company’s exploration and production business.

Annual Meeting Attendance

Last year all directors except Mr. Salerno attended the 2012 Annual Meeting, and they are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting (and probably future years), and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Brady, Carroll, Cash, Ewing, Kidder, Matthews, Reiten and Salerno are independent, and that Mr. Smith, Chairman of the Board and Chief Executive Officer of the Company, is not independent due to his employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Brady is Executive Chairman of Moog, which maintains its headquarters in the Company’s utility service territory, and that payments made by Moog to Company affiliates for natural gas service in each of Moog’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of Moog’s consolidated gross revenues for the applicable fiscal year. Similarly, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. The Board also considered that a son of Mr. Kidder is employed by an affiliate of the Company (since before Mr. Kidder became a Company director) in a non-executive supervisory position, at a rate of total compensation that does not implicate the SEC’s regulations regarding related person transactions.

Board Leadership Structure

The Board of Directors has decided that the appropriate leadership structure at the present time is a combined CEO/Chairman. The Board believes that the combination of the roles provides an efficient and effective leadership model of clear accountability and promotes unified leadership and direction for the Company and also allows for a clear focus for management to execute business plans. It is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

The independent directors met three times during fiscal 2012, consistent with the requirements of the NYSE rules. In addition, non-management directors meet at regularly scheduled executive sessions without management.

The sessions are chaired by the Lead Independent Director, Robert T. Brady. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to Mr. Brady, to the non-management directors as a group, or to the entire Board should be addressed as follows: Robert T. Brady, Moog Inc., P.O. Box 18, East Aurora, New York 14052. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members.

Meetings of the Board of Directors and Standing Committees

In fiscal 2012, there were four meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held five meetings, the Executive Committee did not meet, and the Nominating/Corporate Governance Committee held three meetings. During fiscal 2012, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

The table below shows the number of meetings conducted in fiscal 2012 and the directors who serve on these committees.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
Robert T. Brady		X	X	X (Chair)
David C. Carroll				X
R. Don Cash	X	X(Chair)		X
Stephen E. Ewing	X	X
Rolland E. Kidder	X			X
Craig G. Matthews	X (Chair)		X
Richard G. Reiten		X		X
Frederic V. Salerno		X		X
David F. Smith			X (Chair)

Number of Meetings in Fiscal 2012	9	5	0	3

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Audit Committee held nine meetings during fiscal 2012 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A) and to prepare a report of the committee’s findings and recommendations to the Board of Directors. The members of the committee are independent as independence for audit committee members is defined in NYSE listing standards, and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has one audit committee financial expert (as defined by SEC regulations) serving on its Audit Committee, namely Mr. Matthews who is an independent director.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2011 had a Quality Assessment performed by Ernst & Young that concluded that the Company’s Audit Services Department conducts its audits in accordance with the Institute of Internal Auditors International Standards for the Professional Practice of Internal Auditing (the “Standards”). The Standards state that an external Quality Assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuelgas.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held five meetings during fiscal 2012, in order to review and determine the compensation of Company executive officers, to review reports and to grant awards under the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, the National Fuel Gas Company Performance Incentive Program, the National Fuel Gas Company 2012 Performance Incentive Program (both referred to herein as the “Performance Incentive Program” and separately referred to by name), the

Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the committee are independent as independence is defined in NYSE listing standards. The members of the committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The committee may form subcommittees and delegate to those subcommittees such authority as the committee deems appropriate, other than authority required to be exercised by the committee as a whole. The committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, the At Risk Plan, and the National Fuel Gas Company Performance Incentive Program, and approves performance conditions and target incentives of executive officers under the EACIP. As described more fully in the Compensation Discussion and Analysis, the Company retained The Hay Group, and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices. The committee then approves executive compensation as it deems appropriate.

Executive

The Executive Committee did not meet during fiscal 2012. The committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A.§ 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The committee makes recommendations to the full Board on nominees for the position of director. The committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The committee held three meetings during fiscal 2012. Stockholders may recommend individuals to the committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph.

The committee’s charter provides for the committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the committee is available to stockholders on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuelgas.com. Appendix B also addresses the qualifications and skills the committee believes are necessary in a director, and the committee’s consideration of stockholder recommendations for director. Stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 20, 2013 in order to be eligible for consideration at the 2014 Annual Meeting of Stockholders.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Company has an enterprise risk management program developed by senior management and the Board and overseen by the CEO. Under this program, major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risk. At each quarterly meeting of the Audit Committee, to which all Directors are invited and typically attend, the major risks and associated mitigative measures are reviewed. At each Board meeting, a specific presentation is made regarding one or two specific areas of risk. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board.

Related Person Transactions

The Company had no related person transactions in fiscal 2012. The Company’s Code of Business Conduct and Ethics (the “Code”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code would include but not be limited to related person transactions. The Audit Committee administers the Code as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Directors’ Compensation

The 2009 Non-Employee Director Equity Compensation Plan (“Director Compensation Plan”) was approved at the 2009 Annual Meeting of Stockholders. This plan provides for the issuance of shares on a quarterly basis to non-employee directors, in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2012, non-employee directors were paid an annual retainer of $44,000 plus 1,800 shares of Common Stock. The directors received this annual retainer in quarterly payments of $11,000 and 450 shares of stock, with payments prorated for any quarter in which a director had partial service. Common Stock issued to non-employee directors under director compensation plans is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company except that transferability restrictions lapse upon the death of the recipient.

Fees for each Board and committee meeting were $1,800. Non-employee directors were each paid an additional annual retainer of $10,000 if appointed as Chairman of any committee; accordingly, Messrs. Brady, Cash and Matthews each received an additional annual retainer of $10,000 during fiscal 2012.

Benefit accruals under the Directors’ Retirement Plan ceased for each current non-employee director on December 31, 1996. Mr. Brady is the only current director eligible for benefits under the Directors’ Retirement Plan benefits, and after he leaves the Board he will receive his accrued Directors’ Retirement Plan benefits of $1,800 per year for up to ten years. Individuals who become directors after February 1997 are not eligible to receive benefits under the Directors’ Retirement Plan. The Directors’ Retirement Plan pays an annual retirement benefit equal to 10% of the annual retainer in effect on December 31, 1996 ($18,000 per year), multiplied by the number of full years of service prior to January 1, 1997, but not to exceed 100% of that annual retainer. The retirement benefit begins upon the later of the date of the director’s retirement from the Board or the date the director turns age 70, and continues until the earlier of the expiration of ten years or the death of the director.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 500 shares of Common Stock at the end of the first year of service as a director, at least 1,000 shares at the end of the second year of service and at least 3,000 shares at the end of the third year of service. All directors are compliant with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2012:

DIRECTOR COMPENSATION TABLE — FISCAL 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Philip C. Ackerman	54,800	89,566	None	None	N/A	3	144,369
Robert T. Brady	75,600	89,566	None	None	N/A	3	165,169
David C. Carroll	17,501	26,414	None	None	N/A	1	43,916
R. Don Cash	91,800	89,566	None	None	N/A	3	181,369
Stephen E. Ewing	80,000	89,566	None	None	N/A	3	169,569
Rolland E. Kidder	72,800	89,566	None	None	N/A	3	162,369
Craig G. Matthews	79,200	89,566	None	None	N/A	3	168,769
Richard G. Reiten	65,600	89,566	None	None	N/A	3	155,169
Frederic V. Salerno	63,800	89,566	None	None	N/A	3	153,369

(1)	Represents the portion of the annual retainer paid in cash, plus meeting fees, plus an additional annual retainer for service as a committee Chairman, as applicable.

(2)

Represents the fair market value on the date of issuance, of the Common Stock issued under the Director Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair market value. The average prices (and resultant quarterly values of the Stock Awards) were as follows: $47.62 for October 3, 2011 (stock in total valued at $21,429), $56.325 for January 3, 2012 (stock in total valued at $25,346), $48.25 for April 2, 2012 (stock in total valued at $21,713), $44.84 for June 7, 2012 (stock in total valued at $5,336) (Mr. Carroll only) and $46.84 for July 2, 2012 (stock in total valued at $21,078). As of September 30, 2012, the aggregate number of shares paid for all years of director service under director compensation plans to Messrs. Ackerman, Brady, Carroll, Cash, Ewing, Kidder, Matthews, Reiten and Salerno are 4,300, 16,600, 569, 13,233, 8,446, 13,690, 10,841, 11,076 and 5,165 respectively.

(3)

Mr. Brady is the only active director who has an accrued pension benefit under the Directors’ Retirement Plan described above. The Company expensed the present value of this future benefit in a prior fiscal year and continues to expense only the interest associated with this benefit. For fiscal 2012, the interest expense to the Company was $267. The directors do not have a non-qualified deferred compensation plan or any other pension plan.

(4)

Represents premiums paid on a Blanket Travel Insurance Policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2012, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2012. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2011	2012
Audit Fees(1)	$1,535,512	$1,829,000
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$30,000	$0
Tax compliance(4)	$111,500	$53,868
All Other Fees(5)	$4,040	$3,589

TOTAL	$1,681,052	$1,886,457

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal, state and foreign tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the committee and, in his absence, another specified member of the committee, are authorized to pre-approve any audit or non-audit service on behalf of the committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2012, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimus exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Securities Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board of Directors, a copy of which is available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2012 with management. The Audit Committee has also reviewed with management its evaluation of the Company’s internal control over financial reporting and reviewed management’s assessment about the effectiveness of the Company’s internal control over financial reporting, including any significant deficiencies in such internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the independent registered public accounting firm’s independence.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

AUDIT COMMITTEE

CRAIG G. MATTHEWS, Chairman

R. DON CASH

STEPHEN E. EWING

ROLLAND E. KIDDER

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options or stock-settled stock appreciation rights (“SARs”) but has not done so. All information is as of November 30, 2012.

Name of Beneficial Owner	Exercisable Stock Options/SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	296,420	0	0	0	1,184,942	(7)	1.77%

David P. Bauer	36,174	0	4,252	2,084	3,083		*

Robert T. Brady	0	0	0	0	19,250		*

Matthew D. Cabell	126,465	0	1,488	64,375	19,908		*

David C. Carroll	0	0	0	0	1,119		*

R. Don Cash	0	0	0	0	27,683	(8)	*

Anna Marie Cellino	74,513	1,085	25,846	6,250	158,924		*

Stephen E. Ewing	0	0	0	0	12,096		*

Rolland E. Kidder	0	0	0	0	27,640	(9)	*

Craig G. Matthews	0	0	0	0	18,714		*

Richard G. Reiten	0	0	0	0	12,526		*

Frederic V. Salerno	0	0	0	0	5,915		*

David F. Smith	231,379	1,819	15,777	16,250	196,086	(10)	*

Ronald J. Tanski	133,205	2,894	19,716	10,417	206,062	(11)	*

Directors and Executive Officers as a Group (20 — individuals)	1,234,364	13,634	141,018	114,795	2,138,021		4.30%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock on November 30, 2012.

(1)

This column lists shares with respect to which each of the named individuals, and all current directors and executive officers as a group (20 individuals), have the right to acquire beneficial ownership within 60 days of November 30, 2012, through the exercise of stock options/SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 30, 2012, when the Fair Market Value (or “FMV”) was $52.17 per share. Stock options and SARs, until exercised, have no voting power. The FMV is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the Company and Subsidiaries Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 30, 2012. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) stock options, SARs and shares shown on this table, expressed as a percent of the Company’s outstanding shares and that individual’s (or individuals’) exercisable stock options and SARs at November 30, 2012.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother, 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister, 76,250 shares also held in trust, as to which shares Mr. Ackerman disclaims beneficial ownership, 375,500 shares also held in three Grantor Retained Annuity Trusts (shares of 170,500, 105,000 and 100,000 respectively in each trust), as to which shares Mr. Ackerman disclaims beneficial ownership and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)

Includes 5,000 shares held by the Don Kay Clay Cash Foundation, a Utah not-for-profit corporation, of which Mr. Cash, his wife, son and daughter-in-law are directors and also includes 9,000 shares held by Triple C Securities & Investment, Ltd. a limited partnership in which Mr. Cash has an interest. Mr. Cash disclaims beneficial ownership of all 14,000 shares.

(9)	Includes 10,000 shares owned by Mr. Kidder’s wife, as to which Mr. Kidder shares voting and investment power.

(10)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(11)	Includes 614 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 7, 2013, the Company knows of no one who beneficially owns in excess of 5% of the Company’s Common Stock, which is the only class of Company stock outstanding, except as set forth in the table below.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans(1)	Shares Otherwise Beneficially Held		Percent of Class(2)
Vanguard Fiduciary Trust Company 100 Vanguard Boulevard Malvern, PA 19355	3,932,736	4,072,779	(3)	9.59%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A	7,559,756	(4)	9.05%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A	4,932,669	(5)	5.91%

(1)

This column lists the shares held by Vanguard Fiduciary Trust Company in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 3,932,736 shares on behalf of the plans as of January 7, 2013, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the Trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the Trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Securities Exchange Act.

(2)	This column lists the sum of the shares shown on this table, expressed as a percent of the Company’s outstanding shares at January 7, 2013.

(3)

The Vanguard Group, which is affiliated with Vanguard Fiduciary Trust Company, has sole investment discretion and no voting authority with respect to 4,015,980 shares of Company Common Stock, and defined investment discretion and sole voting authority with respect to 53,899 shares of Company Common Stock and sole investment discretion and sole voting authority with respect to 2,900 shares of Company Common Stock, according to its Form 13F for the period ended September 30, 2012.

(4)

This number of shares is derived from Amendment No. 4 to Schedule 13D filed on July 9, 2012 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli.

(5)

The number of shares is derived from State Street Corporation’s Form 13F for the period ending September 30, 2012. State Street has defined investment discretion and sole voting authority with respect to these shares.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2012

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,016,771	$38.56	2,168,260	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	3,016,771	$38.56	2,168,260

(1)

Of the securities listed in column (c), 71,046 were available at September 30, 2012 for issuance pursuant to the Company’s 2009 Non-Employee Director Equity Compensation Plan and 2,097,214 were available for future issuance under the 2010 Equity Compensation Plan. The term of the 1997 Award and Option Plan expired on March 31, 2012.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

R. D. CASH, Chairman

R. T. BRADY

S. E. EWING

R. G. REITEN

F. V. SALERNO

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. Our pay for performance culture continues to evolve as the Compensation Committee reviews and revises certain aspects of the compensation program to incorporate the feedback of our stockholders as well as corporate governance best practices.

The Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. In addition to cash compensation, the Committee grants long-term equity incentives, most often with a 3-year time horizon, to focus management’s attention on creating shareholder value from a long-term investor’s perspective. The CD&A describes in detail the components of the program and the fiscal 2012 compensation paid to or earned by each named executive officer (as defined herein). Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2012 Performance and Long-Term Strategic Initiatives

In 2012, the Company’s Board of Directors and executives continued to focus on long-term shareholder value. Fiscal year financial results were impacted by the twin headwinds of decades-low natural gas prices affecting several major subsidiaries and the warmest winter on record in the Company’s natural gas utility service territory. However, increased crude oil and natural gas production, along with improvement in the Company’s midstream businesses as a result of significant capital investments in prior years helped to mitigate the impact of these forces. Long-term planning across our diversified business model has been and will continue to be a key contributing factor to the Company’s ability to weather short-term trends and circumstances, while steadily capitalizing on opportunities for continued success.

2012 Financial and Operating Highlights:

•

Dividend: In June, the Company’s annual dividend rate was increased to $1.46 per share, or 2.8%, marking the 42nd year of consecutive dividend increases and 110th year of uninterrupted dividend payments.

•

Production: Seneca Resources Corporation (“Seneca”), the Company’s exploration and production subsidiary, increased its total natural gas and crude oil production to 83.4 Bcfe (of natural gas), or 23% compared to the prior year.

•

Natural Gas & Crude Oil Reserves: At the end of fiscal 2012, Seneca increased its proved reserves of natural gas and crude oil to 1.246 trillion cubic feet equivalent (“Tcfe”), an improvement of 33% from the prior year.

•

Pipeline Projects: In the Pipeline & Storage segment, net income increased by $29.0 million, or 92%, largely as a result of the completion of two major pipeline expansion projects, the Tioga County Extension Project (designed to move Marcellus Shale production to Canada and the Northeast United States) and the Line N 2011 expansion (designed to transport Marcellus Shale production to major domestic markets), as well as a new rate case settlement.

•

Performance: Total shareholder return (“TSR”) for the five-year period ended September 30, 2012 was 33% versus the 34% median of our 2012 Hay peer group, putting our performance in line with that of our selected peers.

2012 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives and projects that may take several years from business planning through completion. The results of this focus include:

•	Pipeline Expansion: In the Pipeline & Storage segment, we commenced construction on two new major pipeline expansions, the Northern Access Expansion and the Line N 2012 Expansion.

Both of these projects went into service in the first quarter of fiscal 2013. These projects, combined with the phase-in of previously completed projects, are expected to add more than $20 million in revenue to the Pipeline & Storage segment in fiscal 2013.

•

Acreage Evaluation: Seneca continued to delineate its 775,000 net acres prospective for the Marcellus Shale, while also drilling its first two horizontal evaluation wells in areas that are prospective for the emerging Utica Shale.

•

New Crude Oil Opportunities: Seneca acquired a modest acreage position in the emerging Mississippian Lime field in Kansas and negotiated a farm-in agreement in an oil field near its existing California assets.

•

Developing New Pipeline Routes: Supply, Empire and Midstream continue to aggressively pursue opportunities to expand their pipeline infrastructure to serve the rapid growth in volumes of natural gas and natural gas liquids being produced from the Marcellus and Utica shales in Appalachia.

2012 Say on Pay Vote, Stockholder Engagement and Resulting Changes to 2013 Compensation

The 2012 Say-on-Pay advisory vote yielded a result of 73% of votes cast in support of the compensation of the Company’s named executive officers. To be proactive in our stockholder engagement, members of Company management held meetings during the summer of 2012 with some of the Company’s largest stockholders to obtain feedback on our compensation program, among other topics. This engagement, representing more than 20% of our total shares outstanding as of September 30, 2012, facilitated important dialogue in which we gathered various viewpoints.

While 2012 compensation for executives was set prior to the 2012 advisory vote and stockholder engagement efforts, it is important to note that the Compensation Committee of the Company’s Board of Directors has incorporated stockholder feedback in its setting of fiscal 2013 compensation. Specifically, on December 19, 2012, the Compensation Committee granted restricted stock units subject to a performance condition under the Company’s 2010 Equity Compensation Plan to the named executive officers. The Committee’s action represents a change from its practice in prior fiscal years, including fiscal 2012 where the Committee utilized a cash based program for a portion of long-term incentive compensation. The compensation program will be subject to further review and possible amendment in fiscal 2013.

The following are changes that were implemented for 2013 based on comments received while engaging stockholders for feedback on the Company’s compensation program:

➢    Shift of long term incentive from a combination of cash and equity to solely equity

➢    Multiple types of equity awards

➢    Performance conditions associated with certain types of equity awards

Management and the Board consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue to build upon these efforts in fiscal 2013.

Peer Selection Continually Evolves

For the purpose of benchmarking 2012 performance and setting 2013 compensation targets, the Compensation Committee exercised its business judgment, with the advice of independent compensation consultant The Hay Group to modify the peer group listed in the compensation consultant discussion below. Specifically, Ultra Petroleum Corporation was added in place of Southern Union Company due to Southern Union’s acquisition by another entity in 2012. The Committee believes that Ultra Petroleum Corporation is an appropriate addition to the peer group due to its exploration and production operations in the Marcellus Shale and the Company’s continuing focus on its own Marcellus Shale assets.

	Hay Group — 2012 Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Quicksilver Resources, Inc.	X
11	Range Resources Corporation	X
~~12~~	~~Southern Union Company~~		~~X~~	~~X~~
12	Southwest Gas Corporation		X
13	St. Mary Land & Exploration Company	X
14	UGI Corporation		X
15	Ultra Petroleum Corporation	X
16	Whiting Petroleum Corporation	X
	TOTAL	10	10	7

2012 Named Executive Officer Compensation

From a near-term perspective, fiscal 2012 was a difficult year given decades-low natural gas prices and the warmest winter on record, which most significantly impacted the performance of our Exploration and Production segment. Our one-year TSR was 14.21% at the 38th percentile of our 2012 Hay peer group. Our CEO’s annual short-term cash incentive decreased by 26% from the prior fiscal year, reflecting the impact of these factors on his Consolidated Earnings Per Share goal, Production Volume goal, and Marcellus Shale Production goal. Similarly, the annual short-term cash incentive of our President and Chief Operating Officer and the President of our Exploration and Production subsidiary decreased by 21% and 34%, respectively, from the prior fiscal year. For all named executive officers the annual bonus amount decreased by approximately 20% in the aggregate. It is not possible to benchmark 2012 compensation against the peer group because 81% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2012 compensation until months after this proxy statement is filed. From a long-term perspective, fiscal 2012 was a year of continued focus on long-range planning and completion of capital intensive projects that we believe will pay dividends for years to come.

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our named executive officers in fiscal 2012 from the compensation that was actually paid or is expected to be paid to them for fiscal 2012 performance. We have provided an additional compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2012 Summary Compensation Table. The “Awarded” Pay table is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive * ($)	Stock Awards ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2012	880,000	1,073,160	1,178,800	550,900	448,008	151,211	4,282,079
Chairman and Chief Executive Officer of the Company	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
	2010	772,500	1,317,499	1,010,880	0	1,507,675	159,235	4,767,789

David P. Bauer	2012	293,750	215,000	67,360	68,863	56,001	23,728	724,702
Treasurer and Principal Financial Officer of the Company	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
	2010	223,413	140,000	46,656	0	48,246	15,395	473,710

Ronald J. Tanski	2012	681,000	640,140	673,600	344,313	280,005	96,124	2,715,182
President and Chief Operating Officer of the Company	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064
	2010	601,250	877,104	604,800	0	844,298	105,304	3,032,756

Matthew D. Cabell	2012	573,750	445,402	505,200	309,881	252,005	58,412	2,144,650
President of Seneca Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115
	2010	503,750	623,617	388,800	0	663,377	52,538	2,232,082

Anna Marie Cellino	2012	482,250	585,861	378,900	206,588	168,003	79,695	1,901,297
President of National Fuel Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036
	2010	430,000	552,034	172,800	0	422,149	74,398	1,651,381

*

For fiscal year 2012, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2012. See footnote 3 to the Summary Compensation Table for more information.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2011 total direct compensation for the Company’s CEO against that of CEOs in our 2012 Hay peer group. Like the Company’s five-year TSR performance, discussed above, the Company’s CEO total direct compensation shown in the table below is in line with that of our peers.

Fiscal 2011 is the most recent complete fiscal year for which proxy statement data is available. 2012 compensation may not yet be accurately compared to peers because 2012 proxy statement data for those peers is not yet available.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2011

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$2,338	$3,114,877	$4,078,477
Atmos Energy Corp.	President & CEO	$4,348	$2,948,266	$2,953,602
Cabot Oil & Gas Corp.	Chairman, President & CEO	$980	$6,266,435	$5,283,102
Energen Corp.	Chairman, President & CEO	$1,483	$3,603,730	$3,379,766
EQT Corp.	Chairman, President & CEO	$1,640	$6,167,343	$4,752,343
MDU Resources Group Inc	President & CEO	$4,050	$2,789,068	$2,584,318
New Jersey Resources Corp.	Chairman, President & CEO	$3,009	$2,929,082	$2,798,536
Northwest Natural Gas Co.	President & CEO	$849	$1,404,063	$1,416,605
Questar Corp.	President & CEO	$1,194	$2,998,629	$2,597,634
Quicksilver Resources Inc	President & CEO	$944	$4,457,045	$4,692,507
Range Resources Corp.	Chairman & CEO	$1,214	$7,836,123	$7,045,508
SM Energy Co	President & CEO	$1,383	$5,192,950	$4,843,592
Southwest Gas Corp.	CEO	$1,887	$2,076,763	$2,000,863
UGI Corp.	Chairman & CEO	$6,091	$6,280,268	$6,416,941
Ultra Petroleum Corp.	Chairman, President & CEO	$1,315	$5,731,250	$4,893,750
Whiting Petroleum Corp.	Chairman & CEO	$1,883	$6,706,117	$5,612,291
Summary Statistics
75th Percentile		$2,506	$6,192,116	$4,991,088
Average		$2,163	$4,406,376	$4,084,365
Median		$1,562	$4,030,388	$4,385,492
25th Percentile		$1,209	$2,943,470	$2,748,311
National Fuel Gas Company	Chairman & CEO	$1,779	$4,230,647	$3,608,572
Percentile Rank		57%	52%	42%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2012 Hay Group. All rights reserved

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to:

•	Focus management efforts on both near-term and long-term drivers of stockholder value.

•

Tie a significant portion of executive compensation to long-term stockholder returns by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s Common Stock.

•	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Important elements of the Company’s executive compensation program include the following items:

•	The Company does not provide tax “gross-ups.”

•	The Company requires executive officers and other officers to meet stock ownership requirements that range from one to four times base salary.

•	The Company’s equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval.

•	The Committee has engaged two independent compensation consultants to assist it in setting compensation.

•	All change-in-control agreements are double triggered.

As is more fully described below, the Company achieves these objectives by providing its executive officers a total compensation program, established and administered by the Committee based on its business judgment following review of the analysis prepared by its compensation consultants of the compensation practices at companies in the energy industry, in general industry and in the exploration and production segment, as appropriate. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

•	Base salary;

•	Annual cash incentive compensation;

•	Long term incentive compensation; consisting of cash and/or restricted stock and/or grants of stock-settled stock appreciation rights; and

•	Employee benefits, including retirement, health and welfare benefits.

The charts below show the following compensation components as a proportion of the named executive officers’ total direct compensation:

•	Base salary for calendar year 2012

•	Annual cash incentive for fiscal 2012 based on the achievement of specific performance goals established by the Compensation Committee

•

Long-term cash incentive for fiscal 2012 based on a target amount established by the Compensation Committee that could be paid, if at all, depending on Company performance over a 3-year period (see Performance Incentive Program)

•	Long-term equity incentive for fiscal 2012 based on the grant date fair value for Restricted Stock and a Black-Scholes calculation for Stock Appreciation Rights

Each of these compensation components is discussed in this CD&A.

The charts indicate that 76% of our Chairman and Chief Executive Officer’s pay is variable and that 70% of our other named executive officers’ pay is variable.

Role of the Compensation Committee    The Committee is comprised of five directors, all of whom have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

•	Cash Compensation Plans

•	Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”)

•	Executive Annual Cash Incentive Program (the “EACIP”)

•	Long-Term (both referred to herein as “Performance Incentive Program”)

•	National Fuel Gas Company Performance Incentive Program (a closed program under which the last award was made in fiscal 2011)

•	National Fuel Gas Company 2012 Performance Incentive Program (the new program approved by the shareholders in 2012 that replaces the above program)

•	Equity Compensation Plans

•	Long-Term

•	National Fuel Gas Company 1997 Award and Option Plan, as amended (the “1997 Award and Option Plan”)

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to:

•	the development of incentive compensation plans and equity-based plans; and

•	changes in compensation for non-employee directors.

As described below, the Committee retains the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as discussed earlier in this proxy statement, the members of the Committee have vast experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the art of establishing a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of Chief Executive Officer

In making its subjective determinations with respect to executive officers other than Mr. Smith, the Committee discusses the information it receives from its compensation consultants with Mr. Smith and seeks his recommendation as to the appropriate base salaries, and target short-term and long-term incentive awards for each of these other officers, based on The Hay Group (“Hay”) and Meridian Compensation Partners, LLC (“Meridian”) recommendations and his assessment of their performance, contributions and abilities. Mr. Smith also provides input to the Committee’s compensation consultants with regard to the functions of the Company’s officers, to facilitate their recommendations and comparisons of such officers’ and their positions to other positions in the marketplace.

Independent Compensation Consultants

The Compensation Committee utilizes recommendations of compensation consultants in exercising its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee has retained the services of two independent compensation consultants, Hay and Meridian, to evaluate executive compensation. The Committee retained two compensation consultants in order to obtain advice targeted at its regulated entities (Hay) and at its exploration and production segment (Meridian) due to the diverse business of these segments.

Determining Our Peers    Because of National Fuel’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include companies without a natural gas business. The Company’s assets span the entire natural gas supply chain and include Exploration & Production, Pipeline & Storage, and Natural Gas Utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The primary peer group against which we generally benchmark the Company as a whole is formulated with the assistance of Hay and is intended to include a group of companies that, as a whole, represent our asset mix as illustrated in the chart below. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives that oversee it. Both groups change and evolve over time as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Hay and Meridian include a mix of companies that reflect the businesses in which your Company participates, as reflected in the tables below.

The Hay Group    Hay assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Hay provides job evaluation to a wide range of companies through detailed position analysis based on proprietary information from multiple parent organizations and business units. Hay provides similar analysis for supervisory positions in the Company’s regulated subsidiaries. Hay’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

In 2011 for Company officers, and officers employed by affiliate companies other than Seneca, Hay provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in general industry and, where appropriate, in the energy industry based on Hay’s proprietary databases:

1)	Base Salary

2)	Total Cash Compensation (base salary + short-term and long-term cash incentive)

3)	Total Direct Compensation (base salary + short-term and long-term cash incentive + long-term equity incentive)

Hay	also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Incentive (cash incentive payments as discussed below)

2)	Long-Term Incentive (stock appreciation rights, restricted stock and the Performance Incentive Program target awards also discussed below).

Additionally, Hay provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for four of the five named executive officers (Messrs. Smith, Tanski and Bauer and Mrs. Cellino) for whom adequate comparative information was available based on 2011 proxy data for the Company and the 16 energy companies in the 2011 peer group listed below.

These 16 companies were selected for the peer group because each participates in one or more businesses that are similar to those of the Company.

	Hay Group — 2011 Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Quicksilver Resources, Inc.	X
11	Range Resources Corporation	X
12	Southern Union Company		X	X
13	Southwest Gas Corporation		X
14	St. Mary Land & Exploration Company	X
15	UGI Corporation		X
16	Whiting Petroleum Corporation	X
	TOTAL	9	11	8

The Compensation Committee reviews the members of the peer group from time to time, and makes adjustments, as it believes are warranted. As noted above, in 2012, for purposes of considering 2013 compensation, the Committee revised the peer group to add Ultra Petroleum Corporation in place of Southern Union Company, due to Southern Union’s acquisition by another entity during that year. The Committee believes that Ultra Petroleum Corporation is an appropriate addition to the peer group due to its operations in the Marcellus Shale and the Company’s continuing focus on its own Marcellus Shale assets.

Meridian Compensation Partners, LLC    Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including that of Mr. Cabell. Meridian also benchmarks Mr. Smith’s and Mr. Tanski’s compensation against this peer group. The Committee requested this analysis for its use in supplementing the comparisons provided by Hay due to the increasing importance of the Company’s exploration and production segment and Mr. Smith’s and Mr. Tanski’s management of that segment. The Committee selected Meridian due to its expertise in oil & gas exploration and production (“E&P”) industry compensation matters.

In 2011, Meridian provided an analysis for Messrs. Cabell, Smith and Tanski of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1. Base Salary

2. Target Short-Term Incentive

3. Target Cash Compensation (base salary plus short-term incentive)

4. Long-Term Incentive

5. Total Target Compensation (base salary plus short-term and long-term incentive)

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 15 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, standardized measure and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 15 member peer group range in size from $4.6 billion to $139 million in E&P revenues, (with a median of $938 million), from $25 billion to $1.1 billion in E&P asset size (with a median of $13.9 billion) and from $4 billion to $655 million in standardized measure (with a median of $2.7 billion). The 2011 peer group is:

	Meridian Compensation Partners — 2011 Peer E&P Companies
1	Berry Petroleum	9	QEP Resources Inc.
2	Bill Barrett Corporation	10	Quicksilver Resources, Inc.
3	Carrizo Oil & Gas, Inc.	11	Range Resources Corporation
4	El Paso Corporation	12	SM Energy Company
5	Energen Corporation	13	Southwestern Energy Company
6	EQT Corporation	14	Swift Energy Company
7	EXCO Resources, Inc.	15	Ultra Petroleum Corporation
8	Forest Oil Corporation

The Committee reviews the members of this E&P peer group from time to time and makes adjustments, as it believes are warranted. In 2011, the Committee revised the peer group by eliminating six companies, in order to facilitate position matching. In 2012, for purposes of considering 2013 compensation, the Committee excluded QEP Resources due to its size, and El Paso Corporation due to its acquisition by Kinder Morgan in May 2012. The Committee also added Unit Corporation, Oasis Petroleum, Laredo Petroleum Holdings, PDC Energy, Endeavour International, Resolute Energy, Goodrich Petroleum and Approach Resources, to bring the total number of E&P peers to twenty-one. The Committee believes that these changes provide a more diverse peer group and will facilitate better position matching.

TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews base salaries at calendar year-end for the Company’s executive officers and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analysis and upon consideration of the recommendations of the Chief Executive Officer. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, the Committee generally targets a range of the 50th percentile to the 75th percentile of the survey data provided by Hay and Meridian. In the subjective business judgment of the Committee, payment in this range or, if necessary, above this range, is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee also considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position), and effectiveness and makes adjustments based on the Committee members’ business judgment and the CEO’s recommendations. For calendar year 2012, the Committee considered the report of Hay that Mr. Smith’s salary was below the Energy Industry median for a second year and increased Mr. Smith’s base salary to continue to bridge that gap. The Committee believed that this action was particularly important given the competition for talent in the exploration and production industry, which is a primary business focus of the Company.

The Committee also increased Mr. Tanski’s base salary for calendar year 2012 to an amount that was slightly above the market median for the Energy Industry. This increase was based on the Committee’s and Mr. Smith’s assessment of Mr. Tanski’s performance in the key position of President and Chief Operating Officer of the Company, particularly Mr. Tanski’s oversight of the growth of the exploration and production segment and the pipeline and storage segment.

For calendar year 2012, based on its and Mr. Smith’s assessment of Mr. Cabell’s responsibilities, experience and effectiveness in the past year, the Committee increased Mr. Cabell’s base salary to an amount that was higher than the 75th percentile of the Meridian data. This increase was awarded in recognition of his performance in the management of the exploration and production segment, and to retain him in his position given the competition for talent in the industry and in that geographic region.

The Committee considered the report of Hay that Mrs. Cellino’s salary was below the Energy Industry median, and following discussion with Mr. Smith, the Committee increased Mrs. Cellino’s base salary to an amount that was essentially equivalent to the market median for the Energy Industry. The increase was based on the Committee’s and Mr. Smith’s assessment of her attention to customer service, safety and oversight of budget and cost control at the utility segment.

In making the annual base salary increase in 2012 for Mr. Bauer, the Committee referenced Hay’s report and increased Mr. Bauer’s salary to the level of that approximated by the Energy Industry median. The Committee action followed discussion with Messrs. Smith and Tanski, of Mr. Bauer’s specific responsibilities, experience and effectiveness, and his performance managing the Company’s financial strategy.

The fiscal 2012 base salaries of the named executive officers are shown on the Summary Compensation Table under “Salary” column within this proxy statement.

Annual Cash Incentive

The Company pays an annual cash incentive to its executives to motivate their performance over a short-term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes a target amount for the annual cash incentive, stated as a percentage of base salary. Executives can earn up to 200% of target, based on performance on written goals. For executives under the EACIP, including Mr. Bauer, the Chief Executive Officer has broad discretion to reduce the amount payable as annual cash incentive based on any factors the Chief Executive Officer may determine.

Target Award Levels

In setting target award levels for the annual cash incentive for 2012, the Committee exercised its business judgment and, upon consideration of the recommendations of Hay and Meridian and, other than with respect to his target incentive, those made by Mr. Smith, set target awards as follows:

Executive	Target (As a Percentage of Base Salary)
Mr. Smith	100%
Mr. Tanski	80%
Mr. Cabell	70%
Mrs. Cellino	70%
Mr. Bauer	45%

Performance Goals

Based upon discussions with Mr. Smith and Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive who participated in the At Risk Plan (Messrs. Smith, Tanski and Cabell and Mrs. Cellino) or the EACIP (Mr. Bauer), a set of particular performance goals for the 2012 fiscal year. Certain goals overlapped among named executives; for example, each named executive had a goal tied to consolidated earnings per share. Incentive Payments under the At Risk Plan and the EACIP are based upon performance against the stated objectives. For those officers who participated in the At Risk Plan, 100% of the target incentive was made dependent on objective performance criteria. For those officers under the EACIP, 75% of the target incentive was made dependent on objective performance criteria, and 25% was made dependent on a subjective performance criterion, namely, the Chief Executive Officer’s subjective determination of the officer’s performance. All performance criteria, including any subjective measures, applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

To determine the annual cash incentive award based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount. The target award is a percentage of the named executive’s base salary for the fiscal year, and the maximum possible award is two times the target amount. The fiscal 2012 annual cash incentives of the named executive officers are shown on the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, except that for Mr. Bauer, the portion of his annual cash incentive not based on objective performance criteria is shown in the “Bonus” column. For each named executive, the amount awarded was based on the executive’s performance against the pre-established performance criteria. With respect to the subjective performance criterion applicable to Mr. Bauer, Mr. Smith noted in particular Mr. Bauer’s performance in overseeing preparation and control of the financial statements, communications with investors and his role as Treasurer and Principal Financial Officer of the Company. The incentive payments made to the named executives were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2012 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive’s total weighted percentage, target and incentive payment. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart is a summary of what the objective was at the target level of performance, and a summary of actual performance. With regard to the earnings per share goals, a two-year average was used to calculate performance levels for the consolidated earnings per share goal, regulated companies’ earnings per share goal and Seneca earnings per share goal, as a mechanism to incent individuals to consider more than a one-year earnings impact.

Annual Cash Incentive

Executive		David F. Smith			David P. Bauer			Ronald J. Tanski			Matthew D. Cabell			Anna Marie Cellino
Fiscal 2012 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EPS*	150%	0.25	37.50%	150%	0.25	37.50%	150%	0.25	37.50%	150%	0.15	22.50%	150%	0.25	37.50%
2.	Regulated EPS*	200%	0.25	50.00%	200%	0.25	50.00%	200%	0.25	50.00%				200%	0.25	50.00%
3.	Seneca EPS*										75%	0.15	11.25%
4.	Production Volume	0%	0.20	0.00%				0%	0.15	0.00%	0%	0.20	0.00%
5.	Shale Production	63%	0.15	9.45%							63%	0.10	6.30%
6.	Safety	200%	0.05	10.00%				200%	0.05	10.00%				200%	0.10	20.00%
7.	Environmental/Safety	100%	0.05	5.00%							100%	0.05	5.00%
8.	Investor Relations - PE Ratio	200%	0.05	10.00%	200%	0.10	20.00%	200%	0.05	10.00%
9.	Segment Growth							0%	0.05	0.00%
10.	Regulated Companies Capital Expenditures							0%	0.15	0.00%
11.	Seneca Reserve Replacement										200%	0.20	40.00%
12.	F&D Cost										200%	0.10	20.00%
13.	LOE and G&A										117%	0.05	5.85%
14.	Investor Relations - 1 on 1 Visits				200%	0.10	20.00%
15.	SOX Internal Control Compliance				200%	0.05	10.00%
16.	HEAP - NY							200%	0.05	10.00%				200%	0.05	10.00%
17.	HEAP - PA													121%	0.05	6.05%
18.	PSC Customer Service													200%	0.10	20.00%
19.	Distribution Operational Safety													200%	0.05	10.00%
20.	Distribution Meter Reading													200%	0.10	20.00%
21.	Distribution Capital Expenditures													0%	0.05	0.00%
22.	CEO Discretion				100.59%	0.25	25.15%
	Total Weighted % Achieved	121.95%			162.65%			117.50%			110.90%			173.55%
	Target	$880,000			$132,188			$544,800			$401,625			$337,575
	Bonus	$1,073,160			$215,000			$640,140			$445,402			$585,861

*	reflects an average of 2012 performance and 2011 performance

Performance Measure		Target Performance Level
1.	Consolidated earnings per share. In determining final performance level, the results of this goal are averaged with the prior year results on the same goal

$2.64 up to but not including $2.73 diluted earnings per share, excluding any period-end impairment charges and any reversal of certain project reserves

Actual Performance: 2012 EPS excluding any period-end impairment charges and any reversal of certain project reserves =$2.66; performance level of 100%; 2-year average of performance levels =(200%+100%)/2=150%

2.	Regulated companies earnings per share. In determining final performance level, the results of this goal are averaged with the prior year results on the same goal

$1.12 up to but not including $1.17 diluted earnings per share, excluding any period-end impairment charges and any reversal of certain project reserves

Actual Performance: 2012 Regulated EPS excluding any period-end impairment charges and any reversal of certain project reserves=$1.44; performance level of 200%; 2-year average of performance levels =(200%+200%)/2=200%

3.	Seneca earnings per share. In determining final performance level, the results of this goal are averaged with the prior year results on the same goal

$1.39 up to but not including $1.44, excluding any period-end impairment charges

Actual Performance: 2012 Seneca EPS excluding any period-end impairment charges=$1.15; performance level of 0%; 2-year average of performance levels=(150%+0%)/2=75%

4.	Production volume	92 Billion cubic feet equivalent Actual Performance: 83.4 Bcfe; performance level of 0%
5.	Shale Production. Measured based on average net daily shale production achieved in the last quarter of the fiscal year	210 MMcf/day Actual Performance: 195 MMcf/day; performance level of 63%
6.	Safety. Measured by the number of OSHA recordable injuries in the utility and pipeline and storage segments	5.61 OSHA recordable injuries Actual Performance: 3.70 OSHA recordable injuries; performance level of 200%.
7.	Environmental/Safety. Measured by number of Pennsylvania Department of Environmental Protection enforcements per wells drilled	0.20 enforcements per wells drilled Actual Performance: 0.20; performance level of 100%
8.	Investor relations. Price/Earnings ratio as compared to those Reported in Edward Jones Natural Gas Industry Summary of September 30, 2012 for Diversified Natural Gas Companies	Top one-half Actual Performance: 3rd; performance level of 200%
9.	Segment growth in Pipeline and Storage	Completion of three of six items to grow the pipeline and storage segment Actual Performance: Completion of two out of six items; performance level of 0%

Performance Measure		Target Performance Level
10.	Regulated Companies Capital Expenditures Budget	90% of specified projects completed at or below the approved budget and not less than 95% of contractor bid amount Actual Performance: 78% of specified projects; performance level of 0%
11.	Total Reserve Replacement for Seneca	Replace 350% of fiscal 2012 production Actual Performance: Replaced 472.7%; performance level of 200%
12.	Finding and development costs	$2.20 per million cubic feet equivalent Actual Performance: $1.68/Mcfe; performance level of 200%
13.	Lease operating expense plus general and administrative expense, per Mcfe	$1.70 per million cubic feet equivalent Actual Performance: $1.65/Mcfe; performance level of 117%
14.	Investor relations. Measured by one-on-one meetings	Meetings with 75 different analysts or money managers Actual Performance: 108 meetings; performance level of 200%
15.	SOX Compliance. Measured by number of material weaknesses and significant deficiencies

No material weaknesses and no significant deficiencies that aggregate to a material weakness

Actual Performance: No material weaknesses and no significant deficiencies identified during fiscal 2012; performance level of 200%

16.	HEAP – NY. Measured by number of basic grants collected	75,000 Actual Performance: 87,663; performance level of 200%
17.	HEAP – PA. Measured by number of basic grants collected	19,500 Actual Performance: 19,819; performance level of 121%
18.	Customer service. Measured by the utility segment’s quality performance standards in New York	0 penalty units assessed and at least 86% of calls answered within 30 seconds Actual Performance: 0 penalty units and telephone response of 92.1%; performance level of 200%
19.	Operational Safety. Measured by the utility segment’s operational safety performance standards in New York	Complete two of three operational safety measures Actual Performance: Three operational safety measures completed; performance level of 200%
20.	Meter reading at the utility

Reduce the number of estimated meter reads and active meters with no Company read in New York or Pennsylvania

Actual Performance: Accomplished all performance levels in both states; performance level of 200%

21.	Distribution Capital Expenditures Budget	90% of specified projects completed at or below the approved budget and not less than 95% of contractor bid amount Actual Performance: 72% of specified projects; performance level of 0%
22.	CEO Discretion. Individual performance as subjectively determined by the CEO	Performance level of 100% on a scale of 0% to 200% Actual Performance:100.59%

Long-Term Incentive Compensation

Stock options, restricted stock, restricted stock units, stock-settled stock appreciation rights (“SARs”) and the Performance Incentive Program represent the long-term incentive and retention component of the executive compensation package. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

With respect to long-term incentive compensation, the Committee uses its business judgment to establish target awards based on the recommendations provided by its compensation consultants and the Chief Executive Officer. For fiscal 2012 awards, the Committee allocated approximately one-half of the long-term incentive opportunity to the cash-based Performance Incentive Program and one-half to equity based awards. Based on its consideration of the results of the Say on Pay advisory vote as well as opinions expressed by its long-term shareholders, for fiscal 2013 the Committee determined to allocate all of the long-term incentive opportunity to equity based awards — using both awards of SARs that vest in equal increments over the next three years and awards of performance-based Restricted Stock Units that vest, if at all, at the end of three fiscal years, only to the extent the performance condition is met.

For awards of SARs, the award is determined based on the value of each such awards derived using a Black-Scholes formula. For awards of restricted stock, if any, the award is valued based on the number of restricted stock awarded times the fair market value of the Company Common Stock at the time of grant. The Committee follows this practice as a means of limiting the dilutive effect of equity grants, while at the same time achieving the objective of having a meaningful percentage of the compensation of the executive officers linked to the value of the Company’s stock.

Stock Appreciation Rights, Stock Options and Restricted Stock

In fiscal 2012, the Committee awarded a portion of each executive officer’s target awards in the form of SARs rather than stock options, as they are less dilutive to stockholder equity, and a portion as Restricted Stock. The Committee anticipates that it will continue utilizing SARs, and Restricted Stock, or Restricted Stock Units, instead of options in the future. Vesting of these stock-settled SARs and Restricted Stock occurs in three annual installments. The SARs are not exercisable until December 19, 2014. The fiscal 2012 SARs and Restricted Stock granted to the named executive officers are set out in the Grants of Plan-Based Awards in Fiscal 2012 Table within this proxy statement.

Performance Incentive Program

The Performance Incentive Program is the Company’s cash-based, long-term incentive program, approved by the shareholders at the 2012 Annual Meeting of Stockholders. This program was adopted as a complement to the equity based programs and to provide another component of total compensation that is dependent on the Company’s relative performance.

Under the Performance Incentive Program, the Committee establishes target cash incentive opportunities for each officer whom the Committee has selected as eligible to participate. The Committee also establishes the performance period, which is typically a three-year period. The performance condition under the Program is the Company’s Total Return on Capital relative to the same metric for those companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports (each, a “Monthly Utility Report”) of AUS, Inc., a leading industry consultant (“AUS”). This measure was chosen because it utilizes an independently selected group of industry peers. The natural gas distribution and integrated natural gas companies reported in the December 2012 AUS Monthly Utility Report are:

AGL Resources Inc.

Atmos Energy Corporation

Delta Natural Gas Company

Energen Corporation

Energy Transfer Equity, L.P.

EQT Corporation

Gas Natural, Inc.

Laclede Group, Inc.

National Fuel Gas Company

New Jersey Resources Corp.

Northwest Natural Gas Co.

ONEOK, Inc.

Piedmont Natural Gas Co., Inc.

Questar Corporation

RGC Resources, Inc.

South Jersey Industries, Inc.

Southwest Gas Corporation

WGL Holdings, Inc.

This financial metric reflects how profitably management is able to allocate capital to its operations and also because it provides a performance metric of relevance to all participants, regardless of the business segment(s) for which they provide services. Based on the level of performance over the applicable three-year performance period, a cash incentive payment may be made, ranging from 0% to 200% of the portion of each executive officers’ target incentives allocated to the Performance Incentive Program awards.

The target awards established for the current named executive officers for the October 1, 2011 through September 30, 2014 performance period are:

Mr. Smith	$800,000
Mr. Tanski	$500,000
Mr. Bauer	$140,000
Mr. Cabell	$450,000
Mrs. Cellino	$240,000

Generally, payment on awards made under the Performance Incentive Program will be made at the levels specified below, if the Company achieves performance as detailed below over the applicable three-year performance period:

National Fuel Rank as a Percentile of Peer Group	Percentage of Target Incentive Payable
Less than 45.01%	0%
45.01%	50%
60%	100%
75%	150%
100%	200%

For threshold levels of performance between two established performance levels, the amount of target incentive payable will be determined by mathematical interpolation. Ranking of the companies in the Monthly Utility Reports is determined by calculating the average return on capital for each company for the three-year performance period and sorting the companies from highest to lowest.

The Committee has broad discretion to reduce the amount payable to any participant in the Performance Incentive Program. The Committee may reduce a payment based on any factors it may determine, including the participant’s individual performance. The Committee does not have upward discretion to increase the amount payable under the Performance Incentive Program.

At times, AUS does not include in its calculations gains realized on the sale of operations that are reported under Generally Accepted Accounting Principles as discontinued operations. The Committee previously determined, however, that payouts under the Program may take into account the results of the Company’s discontinued operations, if any.

Previously, the Committee had approved target incentives for the current named executive officers under this Program associated with the three-year performance period of October 1, 2009 through September 30, 2012. The performance metric for this period was the same as noted above, and the target incentives were as follows:

Mr. Smith	$700,000
Mr. Tanski	$400,000
Mr. Bauer	$40,000
Mr. Cabell	$300,000
Mrs. Cellino	$225,000

Because the Monthly Utility Report with the necessary data for fiscal 2012 will not be available until February of 2013, the actual award amounts earned for this performance period of October 1, 2009 through September 30, 2012 are currently unknown. The amounts shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation Column” as explained in footnote (2) within this proxy statement were accrued by the Company in fiscal 2012 as estimates of the amount which will be calculated and paid, in the second quarter of fiscal 2013. The estimated percentile of the Company’s total return on capital as compared with the Company’s peer group for the performance period of October 1, 2009 through September 30, 2012 would yield an incentive payment equal to 168.4% of the target award.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (i.e., those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions, and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Smith and Tanski and Mrs. Cellino are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. Cabell is eligible to participate in the qualified defined contribution plan (including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan (traditional 401(k) plan), the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s Chief Executive Officer, when an executive officer reaches age 50, the Company would pay the cost of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because it was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Mr. Tanski, Mr. Cabell and Mrs. Cellino are covered by the ExecutiveLife Insurance Plan.

Mr. Smith is not a participant in the ExecutiveLife Insurance Plan referenced above. In September 2009, the Company entered into an agreement with Mr. Smith (the Life Insurance Premium Agreement) whereby the Company pays to Mr. Smith up to $33,000 per year to be used for life insurance. The Committee recommended the agreement because the Company has been prohibited by the Sarbanes-Oxley Act from making premium payments on split dollar arrangements, as noted above. The payment is taxable income to Mr. Smith. Pursuant to the agreement, this agreement terminates on the earliest of: (1) Mr. Smith’s death; (2) October 31, 2017; or (3) the date Mr. Smith’s employment is terminated if for cause.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement (“ECNA”) with the Company, which would become effective upon a Change in Control of the Company.

If an executive officer’s employment is terminated without cause within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2012, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

Upon recommendation by the Committee, in December of 1998 the Company adopted the amended and restated ECNA. In September of 2007, and again in September of 2008, the ECNA was amended and restated in order to be in compliance with Internal Revenue Code Section 409A and the final regulations promulgated thereunder. No enhancement to the benefit provided under the original agreement was added either time.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. There is no gross-up for taxes. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The ECNA contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. There is no gross-up for taxes. The Committee and the Company believe this is an appropriate payment in exchange for the non-compete covenant agreed to by the executive officer.

OWNERSHIP GUIDELINES

In fiscal 2002, in an effort to emphasize the importance of stock ownership and after consultation with the Compensation Committee, Company Common Stock ownership guidelines were established for officers. These guidelines range from one times base salary for junior officers to four times base salary at the Chief Executive Officer level. Other employees receiving options and SARs are encouraged to retain their Common Stock for long-term investment. We believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company Directors are also subject to ownership requirements, as noted on page 13 of this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. In granting stock settled SARs in lieu of options, the Company took into account that such SARs result in the same financial accounting cost as would have applied to a comparable award of options, but resulted in less dilution to stockholders. Section 162(m) of the Internal Revenue Code prohibits the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Summary Compensation Table unless such compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee has generally designed the At Risk Plan, the Performance Incentive Program and the short-term cash incentive compensation payable thereunder, and long-term equity awards to qualify for this performance based exception. However, the Committee may elect to award compensation that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under Section 409A of the Internal Revenue Code.

Summary Compensation Table

The following table sets forth a summary of the compensation paid to or earned by each person who served as the Chief Executive Officer, the principal financial officer and each of the three other most highly compensated executive officers (the “named executive officers”) of the Company in fiscal 2012. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David F. Smith	2012	880,000	N/A	550,900	448,008	2,251,960	3,234,805	151,211	7,516,884
Chairman and Chief	2011	835,000	N/A	598,734	574,838	2,548,307	2,203,193	171,440	6,931,512
Executive Officer of the	2010	772,500	N/A	0	1,507,675	2,328,379	2,230,428	159,235	6,998,217
Company

David P. Bauer	2012	293,750	33,242	68,863	56,001	249,118	178,196	23,728	902,898
Treasurer and Principal	2011	268,750	44,288	79,831	76,645	206,232	74,142	20,039	769,927
Financial Officer of the	2010	223,413	81,354	0	48,246	105,302	67,016	15,395	540,726
Company

Ronald J. Tanski	2012	681,000	N/A	344,313	280,005	1,313,740	1,845,542	96,124	4,560,724
President and Chief	2011	652,500	N/A	399,156	383,225	1,441,644	1,727,500	104,539	4,708,564
Operating Officer of the	2010	601,250	N/A	0	844,298	1,481,904	1,693,463	105,304	4,726,219
Company

Matthew D. Cabell	2012	573,750	N/A	309,881	252,005	950,602	N/A	58,412	2,144,650
President of Seneca	2011	547,789	N/A	359,241	344,903	1,080,220	N/A	55,962	2,388,115
Resources	2010	503,750	N/A	0	663,377	1,012,417	N/A	52,538	2,232,082
Corporation

Anna Marie Cellino	2012	482,250	N/A	206,588	168,003	964,761	1,420,489	79,695	3,321,786
President of National Fuel	2011	458,750	N/A	239,494	229,935	888,653	1,047,211	76,204	2,940,247
Gas Distribution Corporation	2010	430,000	N/A	0	422,149	724,834	943,312	74,398	2,594,693

(1)

For fiscal 2012 and fiscal 2011, this column represents the portion of Mr. Bauer’s EACIP payment which was based on the CEO’s subjective determination of Mr. Bauer’s performance. Mr. Bauer was not an executive officer at the beginning of fiscal 2010 and was not a participant in the EACIP that year. For fiscal 2010, this column represents the portion of Mr. Bauer’s annual cash incentive which was based on the CEO’s subjective determination of Mr. Bauer’s performance ($67,024), plus an additional amount recommended by the CEO and approved by the Compensation Committee ($14,330). With the exception of this $14,330 payment, the amounts in this column for fiscal years 2011 and 2010 have been reclassified from the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The stock and equity award values show the full grant date fair value of stock and SAR awards. For information on the valuation assumptions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2012 (“2012 Form 10-K”).

(3)

For fiscal 2012, for Messrs. Smith, Tanski and Cabell and Mrs. Cellino, this column reflects both an estimated Performance Incentive Program payment expected to be paid by March 15, 2013 ($1,178,800 for Mr. Smith, $673,600 for Mr. Tanski, $505,200 for Mr. Cabell and $378,900 for Mrs. Cellino) and the actual At Risk Plan payment made in December 2012 ($1,073,160 for Mr. Smith, $640,140 for Mr. Tanski, $445,402 for Mr. Cabell and $585,861 for Mrs. Cellino). For Mr. Bauer, this column represents the estimated Performance Incentive Program payment expected to be paid by March 15, 2013 of $67,360 and an annual incentive payment of $181,758.

For the three-year performance period ended September 30, 2012, the Company estimates that its performance relative to its peer group will result in a payout of approximately 168.40% of the “Target Incentive Opportunity” set for each of the participants in the Performance Incentive Program. This estimate of 168.40% is subject to change based on the final AUS report for the performance period ended September 30, 2012.

With respect to fiscal 2011, the estimated Performance Incentive amount that was in the fiscal 2011 proxy has been updated for actual Performance Incentive Program payments made in March 2012 ($1,091,232 for Mr. Smith, $631,500 for Mr. Tanski, $404,160 for Mr. Cabell, $336,800 for Mrs. Cellino and $50,520 for Mr. Bauer).

Please refer to the Compensation Discussion and Analysis for additional information about these programs, including information regarding the performance conditions applicable to the awards.

(4)

This column represents the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2012 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his Retirement Plan-Related Tophat. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2012, 2011 and 2010, respectively. For fiscal 2012, the amount includes above market earnings under the Deferred Compensation Plan for Mrs. Cellino of $3,717. See the narrative, tables and notes to the Pension Plan and the Nonqualified Deferred Compensation Plan within this proxy statement.

(5)	All Other Compensation Table *

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2012.

Description	David F. Smith ($)	David P. Bauer ($)	Ronald J. Tanski ($)	Matthew D. Cabell ($)	Anna Marie Cellino ($)
Defined Contributions(a)	14,900	10,767	14,900	14,917	14,900
401(k) Tophat(b)	102,090	11,575	64,228	13,000	49,072
RSA Tophat(c)	0	0	0	15,375	0
Employee Stock Ownership Plan (ESOP) Supplemental Payment(d)	1,061	0	1,876	0	603
Life Insurance(e)	33,000	1,334	15,000	15,000	15,000
Travel Accident Insurance(f)	160	52	120	120	120
Total	151,211	23,728	96,124	58,412	79,695

*	The aggregate amount of perquisites or other personal benefits is less than $10,000 for each of the named officers.

a)

Represent the Company matching contributions for all named executive officers within the 401(k) and the Company contribution into the Retirement Savings Account (RSA) plan for Mr. Cabell. Each officer receives a Company match within the 401(k) plan on the lesser of a) their base salary or b) the IRS annual compensation limits. Messrs. Smith, and Tanski and Mrs. Cellino receive a 6% match in the 401(k) plan. For the period of 10/1/11 to 1/31/12, Mr. Cabell and Mr. Bauer received a 401(k) match of 3% and 4% respectively. For the balance of the fiscal year, Mr. Cabell and Mr. Bauer received a 401(k) match of 4.5%.

In addition, Mr. Cabell is a participant in the Company’s RSA Plan and receives a 2% Company contribution on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limits.

b)

Each officer is prohibited from receiving the full 401(k) Company match on their salary due to the IRS annual compensation limits. The 401(k) Tophat gives each officer, except Mr. Cabell, a Company match on the following forms of compensation: i.) base salary that exceeds the IRS annual compensation limit; ii.) EACIP payment; and iii.) At Risk Plan payment, as applicable. For Mr. Cabell, the 401(k) Tophat is based on his annual base salary that exceeds the IRS maximum annual compensation limits. The 401(k) Tophat represent the benefit earned in fiscal 2012.

c)	Represents the Company contributions on Mr. Cabell’s base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit. The RSA Tophat represents the benefit earned in fiscal 2012.

d)

All management participants who were hired prior to December 31, 1986, participate in the ESOP which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends in order to defer the federal and state income taxes on these dividends. Therefore, the Company makes supplemental payments representing the approximate amount the Company saves in corporate income taxes. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, and Cabell and Mrs. Cellino, under the ExecutiveLife Insurance Plan. The Company also reimbursed Mr. Smith $33,000 under the Life Insurance Premium Agreement. For Mr. Bauer, this represents the Company paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2012 under the Performance Incentive Program, the At Risk Plan, the EACIP, the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other SAR Awards: Number of Securities Underlying SARs (#)(2)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of SAR/Stock Awards ($)(5)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David F. Smith	(1)	12/19/11				10,000			550,900
	(2)	12/19/11					40,000	55.09	448,008
	(3)	12/19/11	0	800,000	1,600,000
	(4)	12/20/11	412,500	880,000	1,760,000

David P. Bauer	(1)	12/19/11				1,250			68,863
	(2)	12/19/11					5,000	55.09	56,001
	(3)	12/19/11	0	140,000	280,000
	(4)	12/20/11	61,963	132,188	264,376

Ronald J. Tanski	(1)	12/19/11				6,250			344,313
	(2)	12/19/11					25,000	55.09	280,005
	(3)	12/19/11	0	500,000	1,000,000
	(4)	12/20/11	255,375	544,800	1,089,600

Matthew D. Cabell	(1)	12/19/11				5,625			309,881
	(2)	12/19/11					22,500	55.09	252,005
	(3)	12/19/11	0	450,000	900,000
	(4)	12/20/11	105,427	401,625	803,250

Anna Marie Cellino	(1)	12/19/11				3,750			206,588
	(2)	12/19/11					15,000	55.09	168,003
	(3)	12/19/11	0	240,000	480,000
	(4)	12/20/11	158,238	337,575	675,150

(1)

The shares of restricted stock shown on this table were granted under the 1997 Award and Option Plan and vest in one-third increments on the anniversary date of the award. Please refer to the narrative disclosure under “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the restricted stock.

(2)

The stock appreciation rights shown on this table were granted under the 1997 Award and Option Plan with a ten-year term, and will vest in one-third increments on December 19, 2012, 2013 and 2014. The exercise price of the SARs is based on the average of the high and low market price of the Common Stock on the date of grant. The SARs may be exercised any time after December 19, 2014 and prior to the expiration date as such is shown in the Outstanding Equity Awards table that follows, as long as the holder remains employed by the Company, and subject to the Company’s Insider Trading Policy. Please refer to the narrative disclosure under “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the SARs.

(3)

Represents the range of possible payments under the National Fuel Gas Company 2012 Performance Incentive Program for which target awards were established in fiscal 2012 with a performance period that begins October 1, 2011 and ends on September 30, 2014.

(4)

For Messrs. Smith, Tanski and Cabell and Mrs. Cellino, this represents the annual cash incentive set in fiscal 2012 under the At Risk Plan. For Mr. Bauer, this represents the annual cash incentive under the EACIP. The amount actually paid for fiscal 2012 is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(5)

The equity award values reflect the fair value of SARs and restricted stock at the date of grant. Refer to Note A under the heading “Stock-Based Compensation” in the Company’s financial statements in its 2012 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised stock options or SARs and the total number and aggregate market value of shares of unvested restricted stock held by the named executives, as of September 30, 2012. The table also provides the exercise price, which is the FMV (the average of the high and low on grant date) and date of expiration of each unexercised stock option or SAR.

	Option/SAR Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)	Option/SAR Exercise Price ($)(2)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David F. Smith	03/29/05	50,000	0	28.16	03/30/2015	0	0
	05/10/06	55,000	0	35.11	05/10/2016	0	0
	12/06/06	60,000	0	39.48	12/06/2016	0	0
	02/20/08	23,333	0	47.37	02/20/2018	0	0
	12/22/08	150,000	0	29.88	12/22/2018	0	0
	03/11/10	83,333	41,667	52.10	03/11/2020	0	0
	12/20/10	0	0	0	N/A	6,250	337,750
	12/20/10	12,500	25,000	63.87	12/20/2020	0	0
	12/19/11	0	0	0	N/A	10,000	540,400
	12/19/11	0	40,000	55.09	12/19/2021	0	0

David P. Bauer	03/29/05	25,000	0	28.16	03/30/2015	0	0
	05/10/06	3,500	0	35.11	05/10/2016	0	0
	12/06/06	5,000	0	39.48	12/06/2016	0	0
	02/20/08	1,166	0	47.37	02/20/2018	0	0
	12/22/08	6,000	0	29.88	12/22/2018	0	0
	03/11/10	2,666	1,334	52.10	03/11/2020	0	0
	12/20/10	0	0	0	N/A	834	45,069
	12/20/10	1,666	3,334	63.87	12/20/2020	0	0
	12/19/11	0	0	0	N/A	1,250	67,550
	12/19/11	0	5,000	55.09	12/19/2021	0	0

Ronald J. Tanski	03/29/05	18,700	0	28.16	03/30/2015	0	0
	05/10/06	36,000	0	35.11	05/10/2016	0	0
	12/06/06	45,000	0	39.48	12/06/2016	0	0
	02/20/08	15,000	0	47.37	02/20/2018	0	0
	12/22/08	75,000	0	29.88	12/22/2018	0	0
	03/11/10	46,666	23,334	52.10	03/11/2020	0	0
	12/20/10	0	0	0	N/A	4,167	225,185
	12/20/10	8,333	16,667	63.87	12/20/2020	0	0
	12/19/11	0	0	0	N/A	6,250	337,750
	12/19/11	0	25,000	55.09	12/19/2021	0	0

Matthew D. Cabell	12/11/06	100,000	0	39.50	12/11/2016	0	0
	12/05/07	0	0	0	N/A	20,000	1,080,800
	02/20/08	8,333	0	47.37	02/20/2018	0	0
	12/22/08	60,000	0	29.88	12/22/2018	0	0
	09/17/09	0	0	0	N/A	35,000	1,891,400
	03/11/10	36,666	18,334	52.10	03/11/2020	0	0
	12/20/10	0	0	0	N/A	3,750	202,650
	12/20/10	7,500	15,000	63.87	12/20/2020	0	0
	12/19/11	0	0	0	N/A	5,625	303,975
	12/19/11	0	22,500	55.09	12/19/2021	0	0

	Option/SAR Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)	Option/SAR Exercise Price ($)(2)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Anna Marie Cellino	03/29/05	30,000	0	28.16	03/30/2015	0	0
	05/10/06	12,000	0	35.11	05/10/2016	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0
	12/22/08	40,000	0	29.88	12/22/2018	0	0
	03/11/10	23,333	11,667	52.10	03/11/2020	0	0
	12/20/10	0	0	0	N/A	2,500	135,100
	12/20/10	5,000	10,000	63.87	12/20/2020	0	0
	12/19/11	0	0	0	N/A	3,750	202,650
	12/19/11	0	15,000	55.09	12/19/2021	0	0

(1)	Options vest one year after grant date except for the following awards:

Options granted on March 29, 2005 vested on June 29, 2005.

Options granted on December 11, 2006 vested on December 11, 2009.

SARs granted on February 20, 2008 had a vesting schedule over a period of 3 years subject to performance conditions. One third vested on February 20, 2009, which are reflected in the above table. The balance of the SARs were scheduled to vest on February 20, 2010 and February 20, 2011 but did not fulfill the applicable performance condition and thus were forfeited and not included above.

SARs granted on December 22, 2008 had a vesting schedule over a period of 3 years on the anniversary date of the awards subject to the fulfillment of performance conditions. SARs granted on March 11, 2010 vest in one-third increments on the dates the Company’s Form 10-K is filed for fiscal 2010, 2011 and 2012 subject to fulfillment of performance conditions.

SARs granted on December 20, 2010 vest over a period of 3 years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vest over a period of 3 years in one-third increments at each anniversary date of the awards and become exercisable on December 19, 2014.

(2)	Awards were issued at an exercise price equal to the FMV.

(3)

The stock awards issued to Mr. Cabell consist in part of an award of 25,000 shares of restricted stock on December 5, 2007 that vests in one-fifth increments on the fourth through eighth anniversaries of the date of grant, and an award of 35,000 shares of restricted stock on September 17, 2009 that will vest on March 20, 2018, subject to Mr. Cabell’s continued employment.

The restricted stock awarded to executive officers on December 20, 2010 and December 19, 2011 vests over a period of 3 years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested restricted stock shares multiplied by the closing market price ($54.04) of the Common Stock as of September 28, 2012. Note, September 30, 2012 was a Sunday, so all pricing is as of September 28, 2012, the preceding business day.

Please refer to the “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vesting date of the awards.

Option Exercises and Stock Vested in Fiscal 2012

A majority of the option awards exercised by the named executive officers in 2012 related to options that were awarded on March 14, 2002 and due to expire on March 14, 2012. These options were intended to be a multi-year incentive for the officers to focus attention on managing the Company from a long-term investor’s perspective, and to encourage officers to have a significant, personal investment in the Company through stock ownership. A total of 145,761 options that had been awarded on March 14, 2002 were exercised by named officers prior to the March 14, 2012 expiration date. The balance of 31,300 options exercised by named officers in 2012 were awarded on March 29, 2005. Over 62% of the options exercised were cash exercises where the officer paid cash to acquire the shares. None of the named executive officers below exercised options in order to sell them on the open market. The following table sets forth, as to each named executive officer, information with respect to stock option exercises and vesting of restricted stock during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David F. Smith	75,000	2,207,325	3,125	174,281
David P. Bauer	667	17,605	416	23,200
Ronald J. Tanski	71,300	2,104,777	2,083	116,169
Matthew D. Cabell	0	0	6,875	401,669
Anna Marie Cellino	30,094	844,383	1,250	69,713

(1)	Represents the aggregate difference between the exercise price and the FMV of the Common Stock on the date of exercise.

(2)	Represents the fair market value on vest date multiplied by the number of restricted shares that vested.

Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2012 of each of the named executive officers. The Company offers a qualified pension plan and a supplemental benefit plan in which certain of the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David F. Smith	Executive Retirement Plan	34	11,357,967	0
	National Fuel Gas Company	33	1,845,723	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	10	310,150	0
	Retirement Plan
	Retirement Plan-Related Tophat	10	110,983	0

Ronald J. Tanski	Executive Retirement Plan	33	7,666,377	0
	National Fuel Gas Company	32	1,758,840	0
	Retirement Plan

Matthew D. Cabell	Executive Retirement Plan	N/A	N/A	N/A
(not a participant)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Anna Marie Cellino	Executive Retirement Plan	31	3,742,903	0
	National Fuel Gas Company	30	1,737,088	0
	Retirement Plan

(1)

The years of credited service and present value of accumulated benefits were determined by Mercer, the plan actuary using the same assumptions used for accounting and disclosure purposes. Please refer to Note H, Retirement Plan and Other Post-retirement Benefits, to the Company’s 2012 Form 10-K for a discussion of these assumptions. The Executive Retirement Plan includes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such sum by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Total pay does not include reimbursements or other expense allowances, deferrals under the National Fuel Gas Company Deferred Compensation Plan (the “DCP”), or long-term incentive payments or equity awards. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participation with at least ten years of service, at or after age 60. Participants may retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90, are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and unisex mortality factors developed from 1971 Group Annuity Mortality Table rates.

Messrs. Smith and Tanski and Mrs. Cellino are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not eligible for either an unreduced or reduced retirement benefit. Mr. Cabell is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-tax-qualified defined benefit plan. The Chief Executive Officer of the Company designates all participants of the ERP.

The ERP provides a two-part benefit: a Tophat Benefit and a Supplemental Benefit. The Tophat Benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations and/or participation in the Company’s Deferred Compensation Plan. The Supplemental Benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a Tophat Benefit under the Tophat Plan, if appropriate based on the Internal Revenue Code limitations and/or participation in the Company’s Deferred Compensation Plan.

The Tophat Benefit vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The Supplemental Benefit vests at age 55 and completion of five years of credited service. An ERP participant who vests in the Tophat Benefit, but does not vest in the Supplemental Benefit, receives only a Tophat Benefit. A participant who is vested in both the Tophat Benefit and the Supplemental Benefit and who terminates service with the Company before age 65 receives the Tophat Benefit and a portion of the Supplemental Benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed forty years.

The Tophat Benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and adjusted as if deferrals under the deferred compensation plan were not excluded from the definition of final average pay; and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the Supplemental Benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s Tophat Benefit.

Final average pay under the ERP is the same as under the Retirement Plan, except that deferrals to DCP are not excluded and the Internal Revenue Code limitations are not considered.

If a participant retires before age 65, the amounts determined in (a) and (b) above are multiplied by an early retirement percentage from the table that follows:

Retirement Age	Early Retirement Percentage
65	100
64	94
63	88
62	82
61	70
60	58
59	46
58	34
57	22
56	10
55 and 2 months	0

The early retirement percentages set forth above are increased by 1.5% for each year of service in excess of 30 years (provided the total early retirement percentage does not exceed 100%).

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s Tophat Benefit and Supplemental Benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account

(Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (Moody’s Index) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan that provides restoration of benefits lost under the Retirement Plan (see Pension Benefits) and/or the Tax-Deferred Savings Plan due to the effect of the Internal Revenue Code limits. See notes b) and c) under the All Other Compensation Table. The Company pays the 401(k) Tophat and the RSA Tophat benefit no later than March 15 of the calendar year following the year in which the Tophat benefit was earned.

See “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding the effect of termination of employment on the DCP.

The following table reflects the earnings, distributions and total balance of the DCP and Tophat Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
David F. Smith	0	102,090	48,700	123,425	311,509
David P. Bauer	0	11,575	0	9,117	11,275
Ronald J. Tanski	0	64,228	0	73,359	58,003
Matthew D. Cabell	0	28,375	0	28,917	24,500
Anna Marie Cellino	0	49,072	39,957	46,186	371,871

(1)	Refer to notes b) and c) to the All Other Compensation Table.

(2)	This represents the net earnings during the fiscal year for the DCP. For Mrs. Cellino, earnings include $3,717 of above market earnings associated with the Moody’s Index.

(3)	This represents the annual tophat payment for the calendar year ended December 31, 2011, which was paid in January, 2012.

(4)	This represents the ending DCP balance, if any, plus the tophat accruals for the period January 1, 2012 through September 30, 2012.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on September 28, 2012 (the last business day of the Company’s fiscal year), assuming the named executive officer’s compensation and service levels as of that date and, if applicable, based on the FMV of the Common Stock on that date. On September 28, 2012 the FMV was $53.70 per share (the average of the high and low stock price). These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company Performance Incentive Program

Under this Performance Incentive Program (the “Program”), if a named executive officer’s employment terminates during the performance period due to a Change of Control or for any reason other than Cause, the performance period will be truncated, and the Compensation Committee will determine each named executive officer’s payment based on achievement of the performance conditions. The payment will be pro-rated based on the truncated time period. Any payment to the named executive officer will also be subject to any conditions as determined by the Chief Executive Officer.

“Change of Control” under the Program generally means: (a) notice of a Schedule 13D filing with the SEC disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company; (b) a tender or exchange offer to acquire, directly or indirectly, twenty (20) percent or more of the outstanding stock of the Company; (c) consolidation or merger of the Company in which the Company is not the surviving corporation, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (d) consolidation or merger in which the Company is the surviving corporation but in which the common stockholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation; (e) sale or other transfer of all or substantially all the assets of the Company; or (f) a change in the majority of the members of the Board of Directors of the Company within a 24-month period unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

Regardless of whether the performance period has been completed and the named executive officer would have been entitled to a cash payment, if a named executive officer’s employment is terminated for Cause at any time prior to payment under this Program, the named executive officer is no longer entitled to the payment. “Cause” under the Program generally means: (a) the executive’s failure to comply with a reasonable and lawful written directive of the Board of Directors or the Chief Executive Officer; (b) the executive’s failure to perform the substantial responsibilities of the executive’s position; (c) any act of dishonesty, gross negligence, or misconduct by the executive; (d) the executive’s conviction of or entering a plea of guilty to a crime constituting a felony or the executive’s willful violation of any law, rule or regulation; or (e) the executive’s engagement in any business which is competitive with that of the Company.

The following table represents the estimated performance incentive that would be payable upon termination under this Program for all forms of termination except for “Cause.”

Name	*Payment ($)	Name	*Payment ($)
David F. Smith	2,184,480	Matthew D. Cabell	903,000
Ronald J. Tanski	1,239,760	Anna Marie Cellino	683,210
David P. Bauer	215,760

*

The above payments represents the sum of two separate three-year performance periods which ended or end on September 30, 2012 and 2013, respectively and shall be paid in a lump sum cash amount not later than 2 1/2 months after the end of the calendar year in which the relevant performance period ends (pro-rated to reflect the portion of the performance period during which the executive was employed).

National Fuel Gas Company 2012 Performance Incentive Program

Under the 2012 Performance Incentive Program (the “2012 Program”), which replaces the previous Performance Incentive Program described above, if a participant’s employment terminates during a performance period for any reason other than Cause, the amount payable shall be equal to the product of (x) the amount that would have been payable in respect of the participant’s target incentive had the participant been employed for the entire performance period multiplied by (y) the participant’s pro rata fraction which is a fraction, the numerator of which is the number of days in the performance period completed prior to and including the date of the participant’s termination of employment, and the denominator of which is the total number of days in the performance period.

“Change in Control” under the 2012 Program generally occurs when: (a) any “person” (as such term is used in Section 13(d) of the 1934 Act), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any subsidiary, is the “beneficial owner,” directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock.; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company as it exists on January 1, 2012, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least three-quarters (3/4) of the directors then in office who were in office on January 1, 2012.

If a Change in Control occurs, the Total Return on Capital for each company in the Peer Group (including the Company) shall mean the average of the returns on capital or deemed returns on capital, as applicable, related to each fiscal year of the Company during the Performance Period, determined as follows:

(i) with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has been reported in the Monthly Utility Reports, the actual returns reported for such period;

(ii) with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has not been reported in the Monthly Utility Reports, a deemed return on capital equal to the average actual returns on capital reported for the 36 month period corresponding to the last three fiscal years of the Company for which returns have been reported in the Monthly Utility Reports.

The amount payable to each participant for each open performance period shall be the product of (A) the amount that would have been payable, but using the Total Return on Capital for a Change in Control, and (B) a fraction, the numerator of which is the number of days in the performance period completed prior to, and including the Change in Control and the denominator of which is the total number of days in the performance period.

Regardless of whether the performance period has been completed and the named executive officer would have been entitled to a cash payment, if a named executive officer’s employment is terminated for Cause at any time prior to payment under this 2012 Program, the named executive officer is no longer entitled to the payment. “Cause” under the 2012 Program generally means: (i) the participant’s failure to comply with a reasonable and lawful written directive of the Board of Directors or the Chief Executive Officer; (ii) the participant’s failure to perform the substantial responsibilities of his or her position; (iii) any act of dishonesty, gross negligence, or misconduct by the participant; (iv) the participant’s conviction of or entering a plea of guilty to a crime constituting a felony or the participant’s willful violation of any law, rule or regulation; or (v) the participant’s engagement in any business which is competitive with that of the Company.

The following table represents the estimated performance incentive that would have been payable upon termination under the 2012 Program for all forms of termination except for Cause.

Name	*Payment ($)	Name	*Payment ($)
David F. Smith	449,067	Matthew D. Cabell	252,600
Ronald J. Tanski	280,667	Anna Marie Cellino	134,720
David P. Bauer	78,587

*

The above payments represent one three-year performance period ending on September 30, 2014. If termination is due to any form of termination except for Cause or due to a Change in Control, the lump sum cash amount shall be paid not later than 2 1/2 months after the end of the calendar year in which the relevant performance period ends. If termination is due to a Change in Control, the lump sum cash amount shall be paid not later than 2 1/2 months after the date of the Change in Control (pro-rated to reflect the portion of the performance period during which the executive was employed).

National Fuel Gas Company 1997 Award and Option Plan

Under this plan, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

As a general rule, if the named executive officer’s employment with the Company terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid awards are forfeited, unless otherwise stated below or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

Incentive Stock Options — Except as otherwise provided in an award letter, if the named executive officer’s employment with the Company terminates, any incentive stock option that has not expired will terminate, and the named executive officer will no longer be entitled to purchase shares of the Company’s Common Stock pursuant to such incentive stock option, except that:

i.) Upon termination of employment (other than by death), the named executive officer may, within three months after the date of termination of employment, purchase all or part of the shares of the Common Stock which the named executive officer was entitled to purchase under the incentive stock option on the date of termination of employment. However, if termination of employment occurs by reason of death, disability or retirement at age 65 or later, then the Company must offer to extend the term of those incentive stock options to the lesser of five years or the original term;

ii.) Upon the death of the named executive officer while employed with the Company or within three months after the date of termination of employment, the executive officer’s estate or beneficiary may, within one year after the date of the named executive officer’s death, purchase all or part of any shares of Common Stock which the named executive officer was entitled to purchase under such incentive stock option on the date of death.

Non-Qualified Stock Options and Stock Appreciation Rights (SARs) — Except as otherwise provided in an award letter, any non-qualified stock option (and any SAR) that has not expired will terminate upon the termination of the named executive officer’s employment with the Company, and no shares of Common Stock may be purchased pursuant to the non-qualified stock option, except that:

i.) Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the named executive officer prior to age 60, a named executive officer may, within five years after the date of termination of employment, or any such greater period of time that the Compensation Committee deems appropriate, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of termination of employment or subsequently becomes eligible to exercise as follows: (a) six months after the date of grant, if the named executive officer has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months; or (b) on the date of the named executive officer’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant;

ii.) Upon the death of a named executive officer while employed with the Company or within the period stated in the preceding paragraph i), the named executive officer’s estate or beneficiary may, within five years after the date of the named executive officer’s death while employed, or within the period stated in paragraph i.) above, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of death.

In neither case, however, would any non-qualified stock option remain exercisable after expiration of the exercise period set forth in the award letter.

As specified in Mr. Cabell’s non-qualified stock options award letter for options awarded to him on December 11, 2006, upon a voluntary termination of employment or an involuntary termination for Just Cause (as defined in that award letter), all non-qualified stock options are forfeited. Upon an involuntary termination due to death or for other than Just Cause, all non-qualified stock options will become exercisable and will remain exercisable for three years.

Unvested SARs — The unvested SAR awards issued under this plan to the named executive officers were issued on December 19, 2011 at a grant price of $55.09. At September 28, 2012, the grant price of these SARs was higher than their FMV (i.e. all of these awards were at that time “underwater”).

Restricted Stock

Mr. Cabell was awarded 25,000 shares of restricted stock on December 5, 2007. There are vesting restrictions applicable to this stock. Restrictions on 20% of the stock lapsed on December 5, 2011 and 2012, respectively, and will lapse on an additional 20% of such stock on each subsequent December 5. The last remaining vesting restrictions will lapse on December 5, 2015. Mr. Cabell will forfeit his right to this restricted stock if his employment with the Company terminates for any reason other than death prior to the expiration of the vesting restrictions. In the event of his death, the restrictions will lapse. The estimated value of the remaining shares of restricted stock upon death on September 28, 2012 would have been $1,074,000 based on the FMV at September 28, 2012 multiplied by the 20,000 shares.

Mr. Cabell was also awarded 35,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on March 20, 2018. Mr. Cabell will forfeit his rights to this restricted stock if his employment with the Company terminates for any reason other than death or disability prior to the expiration of the vesting restrictions. In the event of death or disability, all restrictions will lapse. The estimated value of the 35,000 shares of restricted stock upon death or disability on September 28, 2012 would have been $1,879,500 based on the FMV at September 28, 2012 multiplied by the 35,000 shares.

If Mr. Cabell had been terminated on September 28, 2012 due to a change in control or a change in ownership as described below, all restrictions on his unvested restricted stock would have lapsed and the estimated values as noted above would have been payable as a lump sum cash payment.

On December 20, 2010 and December 19, 2011, each of the named executive officers was awarded restricted stock. If termination is for Cause or voluntary resignation at any age including Retirement, all unvested restricted stock will be forfeited. If termination is due to death or disability, all unvested restricted stock will vest immediately.

The following table represents the estimated total value of the unvested restricted stock issued on December 20, 2010 and December 19, 2011 upon termination due to death or disability:

Name	Value of Awards that would Vest ($)*	Name	Value of Awards that would Vest ($)*
David F. Smith	872,625	Matthew D. Cabell	503,438
Ronald J. Tanski	559,393	Anna Marie Cellino	335,625
David P. Bauer	111,911

*

If termination had been due to a change in control or change in ownership and the named executive officer is terminated without Cause or the named executive officer terminates for Good Reason as defined below, the above amounts would be payable as a lump sum cash payment upon termination.

Change in control and change in ownership — If there is a Change in Ownership or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability, Cause, resignation by the named executive officer other than for Good Reason, or retirement, then all terms and conditions would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the FMV as of either the date the Change in Ownership occurs or the date of termination following a Change in Control. In addition, the noncompetition provision mentioned above would become null and void.

The following table represents the estimated values of already vested SARs/options issued and outstanding to the named executive officers under this plan as of September 28, 2012, payable as a lump sum cash payment upon termination due to a Change in Control if the named executive officer was terminated without Cause or the executive officer terminates for Good Reason.

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
David F. Smith	6,874,173	Matthew D. Cabell	2,901,948
Ronald J. Tanski	3,668,687	Anna Marie Cellino	2,182,036
David P. Bauer	925,133

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 1997 Award and Option Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered as though such person was a member of the Incumbent Board.

“Change in Ownership” means a change which results directly or indirectly in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

“Good Reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Under this plan, which was approved by the stockholders at the 2010 Annual Meeting of Stockholders, the only awards that have been issued through September 30, 2012 to named executive officers are SARs, some of which contain specified performance goals as conditions to vesting. These SAR awards were issued on March 11, 2010 at a grant price of $52.10 and on December 20, 2010 at a grant price of $63.87. At September 28, 2012, the grant price of the SARs awarded on December 20, 2010 was higher than their FMV (i.e. all of these awards were at that time “underwater”).

SARs — Except as otherwise provided in an award notice (and no exception was included in any of the outstanding award notices to named executive officers):

i.) upon termination of employment due to death, disability or retirement, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of five years after termination or the original term, after which the award expires;

ii.) upon termination of employment due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of three years after termination or the original term, after which the award expires;

iii.) upon termination of employment due to a reduction in force, any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of one year after termination or the original term, after which the award expires;

iv.) upon termination of employment for Cause, any vested or unvested SAR shall be immediately forfeited and cancelled;

v.) upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of ninety days after termination or the original term, after which the award expires.

Unvested SARs — The following table represents the estimated value of unvested SARs issued to the named executive officers on March 11, 2010 under this plan as of September 28, 2012 that would vest and become exercisable upon termination due to death or disability, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No benefit for unvested SARs would have been payable at September 28, 2012 under the plan in the event of termination for other reasons. The amounts below are based on the number of SARs that would have vested on September 28, 2012 multiplied by the difference between the FMV on September 28, 2012 of $53.70, and the exercise price of $52.10.

Name	Value of Awards that would Vest ($)*	Name	Value of Awards that would Vest ($)*
David F. Smith	66,667	Matthew D. Cabell	29,334
Ronald J. Tanski	37,334	Anna Marie Cellino	18,667
David P. Bauer	2,134

*

If termination had been due to Change in Control and the named executive officer is terminated without Cause or the named executive officer terminates for Good Reason, the above amounts may be payable as a cash payment subject to the determination of the Compensation Committee.

Change in Control — If there is a Change in Control, each vested and unvested SAR then outstanding shall become exercisable regardless of the exercise schedule otherwise applicable, and the Compensation Committee may either:

i.) at the time of the Change in Control, provide that each SAR shall be cancelled in exchange for a cash payment equal to the excess of FMV over the Grant Price of that SAR; or

ii.) reasonably determine in good faith, prior to the Change in Control, that each SAR shall be honored or assumed, or new rights substituted (an Alternate Award) by the named executive officer’s employer, provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value as the SARs did; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for Cause) or is Constructively Terminated, in either case within 24 months after the Change in Control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to the excess of the FMV on the date of termination over the Grant Price or exercise price of the Alternative Award.

The following table represents the estimated value of already vested SARs issued on March 11, 2010 and outstanding to the named executive officers under this plan as of September 28, 2012, that may be payable as a lump sum cash payment upon termination due to Change in Control if the named executive officer were terminated without Cause or the executive officer terminates for Good Reason:

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
David F. Smith	133,333	Matthew D. Cabell	58,666
Ronald J. Tanski	74,666	Anna Marie Cellino	37,333
David P. Bauer	4,266

Like the 1997 Plan, this plan also provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 2010 Equity Compensation Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, the traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits. If a named executive officer retires or his or her employment is terminated, the named executive officer (or his or her beneficiary in the event of his death) will receive a lump sum payment equal to the value of his or her 401(k) Tophat benefit and/or RSA Tophat benefit that would have been payable upon termination.

The following table represents the amount payable for the 401(k) and RSA Tophat benefit if termination is due to retirement, death, disability, involuntary termination, a Change in Control and the Company terminates without Cause or named executive terminates for Good Reason.

Name	Payment ($)	Name	Payment ($)
David F. Smith	93,015	Matthew D. Cabell	24,500
Ronald J. Tanski	58,003	Anna Marie Cellino	45,772
David P. Bauer	11,275

The value of the Tophat benefit for all other forms of termination for Messrs. Smith, Tanski, Bauer and Cabell and Mrs. Cellino are $28,625, $19,595, $1,600, $15,592 and $10,620 respectively.

National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Plan

In the event of the disability, retirement or termination for an approved reason of a named executive officer during a performance period, the named executive officer’s participation will be deemed to continue to the end of the performance period, and the named executive officer will be paid a percentage of the amount earned, based upon the extent, if any, to which the respective performance criteria are attained, proportionate to the named executive officer’s period of active service during the performance period.

If a named executive officer dies during a performance period, the named executive officer’s beneficiary will be paid an amount proportionate to the period of active service during the performance period, based upon the maximum amount, which the named executive officer could have earned under the At Risk Plan.

In the event of a Change in Ownership (which has the same definition as provided in the 1997 Award and Option Plan, discussed above) or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability entitling the named executive officer to benefits under the Company’s long-term disability plan, Cause, resignation by the named executive officer other than for Good Reason (which has the same definition as provided in the 1997 Award and Option Plan, discussed above), or retirement entitling the named executive officer to benefits under the Company’s retirement plan, the named executive officer will be entitled to a single lump sum cash payment equal to a prorated portion of the At Risk Award previously established for the performance period which has commenced but has not yet ended, and 100% of the At Risk Award previously earned by, but not yet paid, to the named executive officer during each performance period that has ended.

“Change in Control” under the At Risk Plan has the same meaning as provided in the 1997 Award and Option Plan, discussed above, except with respect to an incumbent board. The At Risk Plan provides that a Change in Control occurs if individuals who constitute the Board on January 1, 2007 (the “Incumbent Board”) cease to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board will be considered as though he or she was a member of the Incumbent Board.

“Cause” means the executive’s willful and continued failure to substantially perform his duties after written warnings specifically identifying his lack of substantial performance or the willful engaging in illegal conduct which is materially and demonstrably injurious to the Company or its subsidiaries.

If, in the opinion of the Compensation Committee, the named executive officer, without the written consent of the Company, engages in any business or activity that is competitive with that of the Company, or the named executive officer performs any act which in the opinion of the Committee is against the best interests of the Company, the named executive officer must forfeit all unearned and/or unpaid At Risk Awards.

If a named executive officer’s employment with the Company or a subsidiary terminates for a reason other than death, disability, retirement, or an approved reason, all unearned or unpaid At Risk Awards will be canceled or forfeited, unless stated above or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

The following table represents the benefit that would have been payable for all forms of termination except for termination for Cause or resignation other than for Good Reason.

Name	Payment ($)	Name	Payment ($)
David F. Smith	1,073,160	Matthew D. Cabell	445,402
Ronald J. Tanski	640,140	Anna Marie Cellino	585,861

National Fuel Gas Company Executive Annual Cash Incentive Program (“EACIP”)

Participants in the Company’s EACIP for fiscal 2012 include executive officers other than those who participate in the Company’s At Risk Plan. Payment in full of any amount payable to the participant requires service by the participant for the entire performance period.

In the event of a Change in Control of the Company, all performance periods then in progress will be deemed to have ended as of the end of the most recently completed fiscal quarter, or as of the date of the Change in Control if that date coincides with the end of a quarter. The amount payable will be based on achievement of the performance conditions through the end of the truncated performance period, but annualized for the then-current fiscal year, and pro-rated based upon the duration of the truncated performance period. “Change in Control” under the EACIP has the same meaning as provided in the Performance Incentive Program, discussed above.

A participant will forfeit any right to receive payment if: i.) his or her employment is terminated for cause, or ii.) his or her employment is terminated for any other reason and fewer than six months of the performance period have passed. “Cause” has the same definition as provided in the Performance Incentive Program, discussed above.

If a participant’s employment is terminated for any reason other than cause and six or more months of the performance period have passed, the amount payable to the participant will be based upon the amount that would have been payable absent termination, pro-rated for the amount of time worked during the performance period. The payment due on September 28, 2012 for Mr. Bauer would have been $215,000.

Deferred Compensation Plan (the “DCP”)

In the event of a termination for any reason, other than disability or retirement, prior to a Change in Control, the named executive officer is entitled to receive his or her retirement account balance in the form of a lump sum payment. Note, the term “Change in Control” under the DCP has a similar definition as provided in the Performance Incentive Program, discussed above.

If the named executive officer’s employment terminates for any reason, other than death or retirement, after a Change in Control or the named executive officer dies at any time during his or her employment with the Company, the named executive officer (or his or her beneficiary) will receive in the form of a lump sum payment any undistributed savings and retirement account balance.

In the case of retirement, including disability retirement, at any time, the named executive officers below are entitled to a monthly payment (a 15-year annuity, unless the named executive officer elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on their retirement account balance. If the named executive officer dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the named executive officer’s beneficiary. If the named executive officer dies after commencement of the annuity, the annuity will continue to be paid to the named executive officer’s beneficiary for the remainder of its original term.

The following table represents the estimated total benefit payable as a lump-sum payment for all types of termination except for retirement or disability.

Name	Payment ($)	Name	Payment ($)
David F. Smith	218,494	Matthew D. Cabell	N/A
Ronald J. Tanski	N/A	Anna Marie Cellino	326,099
David P. Bauer	N/A

If termination is due to retirement or disability, the final account balances are calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mr. Smith would have received a projected ten-year annuity of $2,383 per month with a present value of $217,642. Mrs. Cellino would have received a projected ten-year annuity of $3,664 per month with a present value of $325,562.

Employment Continuation and Noncompetition Agreement

If there is a Change in Control, and the executive remains employed thereafter, the executive’s annual salary and employee benefits are preserved for at least three years at the levels then in effect for the named executive officers. The Agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a Change in Control without Cause or by the named executive officer for Good Reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of Company at a meeting of the Board.

“Change in Control” has a similar definition as provided in the Performance Incentive Program, discussed above. However, Mr. Cabell’s agreement also provides that a Change in Control will occur if the Company sells more than 50% ownership of Seneca.

“Good Reason” means there is a material diminution in the named executive’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive is required to report. “Good Reason” also includes a requirement that the named executive relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the Change in Control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for Good Reason.

Payment will only be made upon a Change in Control and if the named executive officer is terminated without Cause or terminates for Good Reason. The following table represents the estimated Severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
David F. Smith	4,531,801	Matthew D. Cabell	2,447,379
Ronald J. Tanski	3,047,931	Anna Marie Cellino	2,069,488
David P. Bauer	935,300

Continuation of Health and Welfare Benefits

In addition to the severance payment, the named executive officer will be entitled to participate in the Company’s employee and executive health and welfare benefit plans, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. Cabell, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a change in control for each of the executive officers is $24,400. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits.

The following table represents the estimated value of the Post-retirement/Post-termination welfare and fringe benefits, consisting of an allowance for tax preparation and financial planning for all of the named executive officers except for Mr. Bauer and Mrs. Cellino and the annual payment for life insurance under the ExecutiveLife Insurance Plan for Mr. Tanski, Mr. Cabell and Mrs. Cellino.

Name	Amount ($)	Name	Amount ($)
David F. Smith	7,493	Matthew D. Cabell	20,960
Ronald J. Tanski	18,939	Anna Marie Cellino	15,000

Retirement — Except for Mr. Cabell, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for Cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for Good Reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the Agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of i.) the named executive officer’s annual base salary and ii.) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

In order for the named executive officer to be entitled to the non-compete payment, the named executive officer may not directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a Change in Control as compensation for the covenant not to compete for all forms of termination except for death, disability or retirement.

Name	Payment ($)	Name	Payment ($)
David F. Smith	2,277,287	Matthew D. Cabell	1,229,839
Ronald J. Tanski	1,531,624	Anna Marie Cellino	1,039,944
David P. Bauer	470,000

Life Insurance Premium Agreement for David F. Smith

The Life Insurance Premium Agreement for David F. Smith provides Mr. Smith with an annual payment of $33,000 commencing October 1, 2009 and continuing until the Termination Date (see below). Mr. Smith must document that all payments received were used to make premium payments on life insurance covering Mr. Smith’s life and that life insurance remains in force.

In this context, “Termination Date” means the earliest of Mr. Smith’s death, October 31, 2017, or the date Mr. Smith’s employment is terminated for Cause; and “Cause” means misconduct in respect of Mr. Smith’s duties that has damaged or is likely to damage the Company, including any endeavor to interfere in the business relations of the Company, to compete with the Company or otherwise engage or assist in any enterprise that is competitive with the Company in any material respect. If the Termination Date occurs before October 1 of any year, the Company is not obligated to make the payment.

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Cabell and Mr. Bauer are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a Change in Control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors, directly or indirectly, to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) would deem detrimental to the Company’s best interests, unless the ERP Committee determines that such activity is not detrimental to the best interests of the Company. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
David F. Smith	3,245,983
Ronald J. Tanski	2,183,744
Anna Marie Cellino	1,044,910

The default form of benefit payment to the named executive officers is a four-year certain annuity, therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $537,822 for Mr. Smith, $359,472 for Mr. Tanski and $182,930 for Mrs. Cellino.

Post-Employment Benefits for Matthew D. Cabell

To the extent Matthew D. Cabell is employed by Seneca or another Company subsidiary until and including March 20, 2018, post-employment medical and prescription drug benefits will be provided to Mr. Cabell, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. Cabell will forfeit these benefits if he resigns before March 20, 2018 or if the Company or one of its subsidiaries terminates his employment at any time.

Summary of Potential Payments Upon Termination or Change in Control

In summary, the following table provides an estimated value of total benefits for each named executive officer if their termination had occurred on September 28, 2012. As disclosed in the table above under the “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)”, the ERP benefit in the following totals represents the first payment due upon termination.

					Potential Payments Upon Termination
	Potential Payments Upon Termination Other than in				Following a Change in Control or Change
	Connection with a Change in Control				in Board
Executive Benefits and Payments Upon Termination For: (1)	Voluntary Termination $	Retirement $(2)	Death $	Disability $	Company Terminates without Cause and/or Executive Terminates for Good Reason $	Company Terminates for Cause $	Executive Terminates Voluntarily Other than for Good Reason $
David F. Smith	6,159,649	7,363,014	5,495,330	8,235,639	22,084,978	2,524,406	8,436,936
David P. Bauer	295,947	N/A	634,667	634,667	2,993,766	471,600	765,947
Ronald J. Tanski	3,723,766	4,439,648	3,174,769	4,999,041	13,365,288	1,551,219	5,255,390
Matthew D. Cabell	1,171,192	0	5,111,774	4,037,774	11,794,966	1,245,431	2,401,031
Anna Marie Cellino	2,199,559	2,838,702	2,312,884	3,174,327	8,543,065	1,376,663	3,239,503

(1)

The value of the benefits due upon an “involuntary termination” other than for cause and other than in connection with a Change in Control for Messrs. Smith, Bauer, Tanski and Cabell and Mrs. Cellino are $8,236,491, $634,667, $4,999,041, $5,111,774 and $3,174,864 respectively.

The value of the benefits due upon a “termination for cause” other than in connection with a Change in Control for Messrs. Smith, Bauer, Tanski and Cabell and Mrs. Cellino are $247,119, $1,600, $19,595, $15,592, and $336,719 respectively.

(2)

“Retirement,” will be “N/A” if the named executive officer was not eligible to retire on September 28, 2012. In that case, the Company would have accrued benefits payable to the named executive officer, which are accrued amounts in the other columns for the different types of terminations.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2013 (“fiscal 2013”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2013. PricewaterhouseCoopers LLP served as independent registered public accounting firm for fiscal 2012.

A representative of PricewaterhouseCoopers LLP will be attending the Annual Meeting.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 3. ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities and Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Pay and Performance

From a near-term perspective, fiscal 2012 was a difficult year given decades-low natural gas prices and the warmest winter on record, which most significantly impacted the performance of our Exploration and Production segment. Our one-year TSR was 14.21% at the 38th percentile of our 2012 Hay peer group. Our CEO’s annual short-term cash incentive decreased by 26% from the prior fiscal year, reflecting the impact of these factors on his Consolidated Earnings Per Share goal, Production Volume goal, and Marcellus Shale Production goal. Similarly, the annual short-term cash incentive of our President and Chief Operating Officer and the President of our Exploration and Production subsidiary decreased by 21% and 34%, respectively, from the prior fiscal year. For all named executive officers, the annual bonus amount decreased by approximately 20% in the aggregate. It is not possible to benchmark 2012 compensation against the peer group because 81% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2012 compensation until months after this proxy statement is filed.

From a long-term perspective, fiscal 2012 was a year of continued focus on long-range planning and completion of capital intensive projects that we believe will pay dividends for years to come.

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our named executive officers in fiscal 2012 from the compensation that was actually paid or is expected to be paid to them for fiscal 2012 performance. We have provided an additional compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2012 Summary Compensation Table. This “Awarded” Pay table is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short- Term Cash Incentive ($)	Long- Term Cash Incentive (Program) ($)	Stock Awards ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2012	880,000	1,073,160	1,178,800	550,900	448,008	151,211	4,282,079
Chairman and Chief Executive Officer of the Company	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
	2010	772,500	1,317,499	1,010,880	0	1,507,675	159,235	4,767,789

David P. Bauer	2012	293,750	215,000	67,360	68,863	56,001	23,728	724,702
Treasurer and Principal Financial Officer of the Company	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
	2010	223,413	140,000	46,656	0	48,246	15,395	473,710

Ronald J. Tanski	2012	681,000	640,140	673,600	344,313	280,005	96,124	2,715,182
President and Chief Operating Officer of the Company	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064
	2010	601,250	877,104	604,800	0	844,298	105,304	3,032,756

Matthew D. Cabell	2012	573,750	445,402	505,200	309,881	252,005	58,412	2,144,650
President of Seneca Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115
	2010	503,750	623,617	388,800	0	663,377	52,538	2,232,082

Anna Marie Cellino	2012	482,250	585,861	378,900	206,588	168,003	79,695	1,901,297
President of National Fuel Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036
	2010	430,000	552,034	172,800	0	422,149	74,398	1,651,381

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2011 total direct compensation for the Company’s CEO against that of CEOs in our 2012 Hay peer group. Like the Company’s five-year TSR performance, discussed above, the Company’s CEO total direct compensation shown in the table below is in line with that of our peers.

Fiscal 2011 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to benchmark 2012 compensation against the peer group because 81% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2012 compensation until months after this proxy statement is filed.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2011

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$2,338	$3,114,877	$4,078,477
Atmos Energy Corp.	President & CEO	$4,348	$2,948,266	$2,953,602
Cabot Oil & Gas Corp.	Chairman, President & CEO	$980	$6,266,435	$5,283,102
Energen Corp.	Chairman, President & CEO	$1,483	$3,603,730	$3,379,766
EQT Corp.	Chairman, President & CEO	$1,640	$6,167,343	$4,752,343
MDU Resources Group Inc	President & CEO	$4,050	$2,789,068	$2,584,318
New Jersey Resources Corp.	Chairman, President & CEO	$3,009	$2,929,082	$2,798,536
Northwest Natural Gas Co.	President & CEO	$849	$1,404,063	$1,416,605
Questar Corp.	President & CEO	$1,194	$2,998,629	$2,597,634
Quicksilver Resources Inc	President & CEO	$944	$4,457,045	$4,692,507
Range Resources Corp.	Chairman & CEO	$1,214	$7,836,123	$7,045,508
SM Energy Co	President & CEO	$1,383	$5,192,950	$4,843,592
Southwest Gas Corp.	CEO	$1,887	$2,076,763	$2,000,863
UGI Corp.	Chairman & CEO	$6,091	$6,280,268	$6,416,941
Ultra Petroleum Corp.	Chairman, President & CEO	$1,315	$5,731,250	$4,893,750
Whiting Petroleum Corp.	Chairman & CEO	$1,883	$6,706,117	$5,612,291
Summary Statistics
75th Percentile		$2,506	$6,192,116	$4,991,088
Average		$2,163	$4,406,376	$4,084,365
Median		$1,562	$4,030,388	$4,385,492
25th Percentile		$1,209	$2,943,470	$2,748,311
National Fuel Gas Company	Chairman & CEO	$1,779	$4,230,647	$3,608,572
Percentile Rank		57%	52%	42%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2012 Hay Group. All rights reserved

Executive Compensation Design is Aligned with Stockholder Interests

The Company’s executive compensation program is designed and implemented by the Compensation Committee, which is comprised entirely of independent directors, in consultation with our independent compensation consultants, The Hay Group and Meridian Compensation Partners, LLC. The Compensation Committee emphasizes programs that reward executives for results that are consistent with stockholder interests by focusing on both near-term and long-term drivers of shareholder value, and tying a portion of executive compensation to long-term stock price performance.

Important elements of the Company’s executive compensation program include the following items:

•	The Company does not provide tax “gross-ups.”

•	The Company requires executive officers and other officers to meet stock ownership requirements that range from one to four times base salary.

•	The Company’s equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval.

•	The Committee has engaged two independent compensation consultants to assist it in setting compensation.

•	All change-in-control agreements are double triggered.

2012 Say-on-Pay Vote and Stockholder Engagement

The 2012 Say-on-Pay advisory vote yielded a result of 73% of votes cast in support of the compensation of the Company’s named executive officers. To be proactive in our stockholder engagement, members of Company management held meetings during the summer of 2012 with some of the Company’s largest stockholders to obtain feedback on our compensation program, among other topics. This engagement, representing more than 20% of our shares outstanding as of September 30, 2012, facilitated important dialogue in which we gathered various viewpoints.

While 2012 compensation for executives was set prior to the 2012 advisory vote and stockholder engagement efforts, it is important to note that the Compensation Committee of the Company’s Board of Directors has incorporated stockholder feedback in its setting of fiscal 2013 compensation. Specifically, on December 19, 2012, the Compensation Committee granted restricted stock units subject to a performance condition under the Company’s 2010 Equity Compensation Plan to the named executive officers. The Committee’s action represents a change from its practice in prior fiscal years, including fiscal 2012, where the Committee utilized a cash based program for a portion of long-term incentive compensation. The compensation program will be subject to further review and possible amendment in fiscal 2013.

The following changes were implemented for 2013 based on comments received while engaging stockholders for feedback on the Company’s compensation program:

•	Shift of long term incentive from a combination of cash and equity to solely equity

•	Multiple types of equity awards

•	Performance conditions associated with certain types of equity awards

Management and the Board consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue to build upon these efforts in fiscal 2013.

Additional Information

The Company’s executive compensation is described and explained in the Compensation Discussion & Analysis (the “CD&A”) beginning on page 20, in the tabular disclosure starting with the Summary Compensation Table beginning on page 41, and in the 2013 Proxy Overview and Summary included at the front of this proxy statement. We urge shareholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, and the next such advisory vote is expected to take place at the 2014 Annual Meeting of Stockholders. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR  APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2012.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2012 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll free at 1-800-542-1061. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2012 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2012 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS

Proposals that security holders intend to present at the 2014 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 20, 2013, in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Securities Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2014 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 8, 2013 and November 7, 2013.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuelgas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 18, 2013

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for

A-1

retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided on a monthly basis for the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED: DECEMBER 9, 2010

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its shareholders. The Board and management recognize that the long-term interests of shareholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE). The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting its members and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B.

In selecting individuals for nomination, the Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of shareholders.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

As a general guideline, the Board will not nominate an individual to stand for election to the Board by shareholders if at the time of such election the individual will have reached his or her 72nd birthday. The Board shall have the authority to make exceptions to this general guideline on a case-by-case basis.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the shareholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the Bylaws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of shareholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by NYSE listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to shareholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or Bylaws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a shareholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding common stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group on the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 6, 2013. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 6, 2013) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 6, 2013. Have your proxy card in hand when you access the web site.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce your Company’s costs of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on
March 4, 2013.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 P.M. Eastern Time on March 6, 2013 for all votes other than employee plan votes.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M51267-P32412	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

PROPOSAL 1: ELECTION OF DIRECTORS		☐	☐	☐
01) David C. Carroll
02) Craig G. Matthews
03) David F. Smith

The Board of Directors recommends a vote FOR Proposals 2 and 3						For	Against	Abstain

PROPOSAL 2. Vote to ratify PricewaterhouseCoopers LLP as our registered public accounting firm						☐	☐	☐

PROPOSAL 3. Advisory approval of executive compensation						☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Will attend meeting.		☐	☐
		Yes	No

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2012 Summary Annual Report to Stockholders and fiscal 2012 financial statements are available at http://proxy.nationalfuelgas.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M51268-P32412

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 7, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints D.F. Smith and P.M. Ciprich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 7, 2013 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any shareholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, and 3.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY/VOTING CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)